SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               Knight Fuller, Inc.

             (Exact name of registrant as specified in its charter)



       DELAWARE                      6719                        45-0476087
---------------------     ---------------------------        -------------------
  (State or other            (Primary Standard                (I.R.S. Employer
   jurisdiction of         Industrial Classification            Identification
   incorporation or              Code Number)                      Number)
   organization)

                                Robert E. Dixon
                               Knight Fuller, Inc.
                           150 Post Street, Suite 405
                         San Francisco, California 94108
                                 (415) 788-1441

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                    COPY TO:

                             Paul J. Derenthal, Esq.
                             Derenthal & Dannhauser
                           One Post Street, Suite 575
                         San Francisco, California 94104
                                 (415) 981-4844


Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / / If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
   SECURITIES TO BE      AMOUNT TO BE REGISTERED   OFFERING PRICE PER    AGGREGATE OFFERING       AMOUNT OF
      REGISTERED                   (1)                  UNIT (2)             PRICE (2)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------

Common Stock, par value          364,302                 $6.76              $2,462,356             $226.54
$.0001 per share
----------------------------------------------------------------------------------------------------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) Based upon the maximum number of shares expected to be issued in connection with the transaction described herein.
(2) Estimated solely for the purpose of
    determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

                               KNIGHT FULLER, INC.

                             PROSPECTUS RELATING TO

     A MAXIMUM OF 364,302 OPERATING PARTNERSHIP UNITS OF KNIGHT FULLER, L.P.

                                       AND

       A MAXIMUM OF 364,302 SHARES OF COMMON STOCK OF KNIGHT FULLER, INC.

                                       AND

              RESOURCES ACCRUED MORTGAGE INVESTORS L.P. - Series 86

                                 PROXY STATEMENT

We are proposing to merge Resources Accrued Mortgage Investors L.P. - Series 86 ("RAM-86") into Knight Fuller, L.P. ("KFI O.P."), a newly formed operating partnership wholly owned by a newly formed Delaware corporation called Knight Fuller, Inc. ("KFI" or the "Company"). We are soliciting your approval of the merger of RAM-86 with and into KFI O.P. and immediately subsequent to the merger, offering to exchange any and all KFI O.P. units (the "O.P.Units") received in the merger for shares of common stock in KFI (the "Common Stock"). The merger and the exchange offer, collectively, are hereinafter referred to as the Restructuring.

You will receive one KFI O.P. unit in the merger in exchange for each one of your RAM-86 units. Based on the number of RAM-86 units outstanding on March 31, 2002, we expect that KFI O.P. will issue approximately 364,302 units in connection with the merger. Upon consummation of the merger, we expect KFI to issue up to a maximum of 371,355 shares of Common Stock in connection with the exchange offer depending upon the number of Units exchanged.

Neither RAM-86 units nor KFI O.P. units nor KFI common stock is currently listed on any national stock exchange or formal trading market. KFI intends to apply for listing its common stock on a nationally recognized stock exchange in the United States shortly after it meets all the necessary listing requirements set forth by the desired exchange, but there can be no assurance as to when listing may occur.

KFI's primary business objective will be to realize maximum value for its common stock by acquiring existing businesses and significant interests in existing businesses, whether public or private, in various industries for the purposes of creating, managing and owning a well diversified portfolio of investments designed to provide lasting shareholder value. As a majority owned subsidiary of KFI, KFI O.P. will consist solely of the former operations of RAM-86. All references in this Proxy Statement/Prospectus refer to KFI and KFI O.P, the operating partnership, together, unless the context otherwise requires.

While you may realize a number of potential benefits from the Restructuring, you should consider the effects of the Restructuring on the nature of your investment as well as the risks associated with an investment in common stock, some of which are listed below. A more complete discussion of the effects and risks can be found under Risk Factors, starting on page ___.

                          EFFECTS OF THE RESTRUCTURING

o Unlike RAM-86 units or KFI O.P. units, KFI common stock may ultimately be freely traded

o    Unlike RAM-86, KFI will have an infinite corporate life

o    Unlike RAM-86, KFI may have access to capital through the public markets

o Unlike RAM-86, KFI will be able to invest in a broad range of assets and securities, including those of private companies, public companies, real estate and partnerships

o Unlike RAM-86, KFI will have employees and will be responsible for its own administrative costs. This could substantially increase the Company's operating expenses

o As a result of the merger, we no longer will be obligated upon liquidation of RAM-86 to pay distributions as provided in the RAM-86 Amended and Restated Agreement of Limited Partnership (the "RAM-86 Agreement")

o Unlike RAM-86, income and losses of KFI will not pass through to shareholders

o You will be unable to use your passive activity losses from RAM-86 or other passive activity investments to offset any KFI dividends paid to you, and generally you will only be able to deduct unused passive activity losses from RAM-86 when you sell all of your Common stock

o Provisions of KFI's governing documents may have the effect of discouraging third parties from seeking to acquire control of KFI

          CERTAIN RISKS ASSOCIATED WITH INVESTMENT IN THE COMMON STOCK

o KFI will be subject to corporate income tax and any earnings you receive in the form of dividends will be subject to personal income tax

o KFI's management has no control over public market value; as a result, the Common stock may trade substantially below the net asset value, book value or intrinsic value of KFI, if at all

o The issuance of additional equity interests in any form by KFI could cause economic dilution to your investment

o The Board of Directors of KFI has the authority to change KFI's investment policies without the vote of stockholders

This document serves two purposes. It is a proxy statement for RAM-86 to solicit approval of the Restructuring from you, its limited partnership unit holders. It is also a prospectus for the operating units of KFI O.P., and for shares of KFI common stock to be issued in the exchange offer.

You may vote YES or NO to the Restructuring. Approval of the Restructuring requires the vote of holders of a majority of RAM-86's outstanding limited partnership units and elections to exchange a majority of the RAM-86 units for shares of KFI Common Stock. Affiliates of the controlling shareholders, executive officers and directors of KFI, representing holders of approximately 36% of RAM-86's outstanding limited partnership units, have agreed to vote in favor of the Restructuring and exchange their RAM-86 units for KFI Common Stock KFI stockholder approval is not required.

Your vote in favor of the merger also will constitute your vote in favor of amending and restating RAM-86's partnership agreement to become the partnership agreement of KFI O.P. and to remove substantially all investment and borrowing restrictions. YOUR VOTE IS VERY IMPORTANT.

A separate Proxy has been delivered to you with this Proxy Statement/Prospectus. After carefully reviewing this document, please complete, sign and return the Proxy by mail in the enclosed pre-addressed, postage paid envelope or by facsimile to Sutter Capital Management, LLC, 150 Post Street, Suite 405, San Francisco, California 94108. If you have any questions, you may call Karen Lamont at (415) 788-1441.

If you complete, sign and return your Proxy without indicating how you want to vote, or if you fail to return your Proxy, it will be counted as a vote in favor of the Restructuring.

This Proxy Statement/Prospectus provides you with detailed information about KFI, KFI O.P., RAM-86 and the proposed Restructuring. You may also obtain information about our companies from documents that we filed with the SEC. We encourage you to read this entire document carefully.

The securities to be issued in the Restructuring have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

This Proxy Statement/Prospectus is first being mailed to unit holders in RAM-86 on or about __________, 2002.

The date of this Proxy Statement/Prospectus is ________ __, 2002.

                                TABLE OF CONTENTS

EFFECTS OF THE RESTRUCTURING...................................................2
CERTAIN RISKS ASSOCIATED WITH INVESTMENT IN THE COMMON STOCK...................2
SUMMARY........................................................................8
         The Parties to the Restructuring......................................8
         The Restructuring.....................................................8
         Our Reasons for the Restructuring.....................................9
         Accounting Treatment (page xx)........................................9
         Regulatory Approvals..................................................9
         Termination of the Restructuring (page xx)............................9
         Listing of the Common Stock (page xx)................................10
SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION.............................10
RISK FACTORS AND OTHER CONSIDERATIONS.........................................11
         Risks Relating To The Restructuring..................................11
         Risks Relating To KFI................................................12
POTENTIAL BENEFITS OF THE RESTRUCTURING.......................................18
COMPARISON OF RAM-86 AND KFI..................................................19
         RAM-86 Before the Restructuring......................................21
         RAM-86 After the Restructuring.......................................21
VOTING........................................................................22
ALLOCATION OF COMMON STOCK AND UNITS TO RAM-86 GENERAL PARTNERS...............23
ALTERNATIVES TO THE RESTRUCTURING.............................................23
         Continuation Of RAM-86...............................................24
         Liquidation And Dissolution Of RAM-86................................24
MISCELLANEOUS.................................................................24
         No Dissenters' or Appraisal Rights...................................24
         Limited Partner Lists................................................24
RISK FACTORS..................................................................25
COMPARISON OF RAM-86 AND KFI..................................................26
         Business Form Comparison.............................................26
         Business Description Comparison......................................27
         Duration of Existence Comparison.....................................27
         Voting Rights Comparison.............................................27
         Fiduciary Duties, Limitation of Liability and Indemnification
            Comparison........................................................28
         Review of Books and Records Comparison...............................29
         Management Structure Comparison......................................30
         Distribution & Distribution Policy Comparison........................30
         Management Fee Comparison............................................30
         Taxation of Taxable Limited Partners Comparison......................31
         Taxation of Tax-Exempt Limited Partners..............................31
THE RESTRUCTURING.............................................................31
         General..............................................................31

         Mechanics of the Restructuring.......................................32
         Accounting Treatment.................................................32
         Effective Time.......................................................32
         Conditions to the Restructuring......................................32
         Fees and Expenses....................................................33
         Potential Benefits of the Restructuring..............................33
BACKGROUND OF THE RESTRUCTURING...............................................34
ALTERNATIVES TO THE RESTRUCTURING.............................................35
         Continuation of RAM-86...............................................35
         Liquidation and Dissolution of RAM-86................................36
RECOMMENDATIONS AND FAIRNESS..................................................36
         Knight Fuller, Inc.'s Statement......................................36
COMPARISON OF ALTERNATIVE CONSIDERATION.......................................37
         Secondary Market Prices..............................................37
         Secondary Market Trading Volume and Unit Prices......................37
         Liquidation Values...................................................38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS...............................38
SELECTED FINANCIAL DATA.......................................................39
HISTORICAL AND PRO FORMA MANAGEMENT COMPENSATION..............................39
MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................40
         General..............................................................40
         Liquidity and Capital Resources......................................41
         Results of Operations................................................41
         Need for Additional Financing........................................41
         Income Taxes.........................................................41
         Significant Accounting Pronouncements................................42
         Federal Income Tax Aspects of Investing in the Company...............42
         Basis in Common Stock................................................43
         Dividends on Common Stock............................................43
         Redemption of Common Stock...........................................43
         Other Disposition of the Common Stock................................44
         State, Local and Foreign Taxes.......................................44
ERISA CONSIDERATIONS FOR TAX-EXEMPT INVESTORS/SHAREHOLDERS....................44
VOTING........................................................................45
         General..............................................................45
         Vote Required........................................................45
         Voting Procedure.....................................................46
         Record Date and Outstanding Units....................................46
         Effect of Voting to Approve the Restructuring........................46
         Solicitation of Votes; Solicitation Expenses.........................47
         Investor Lists.......................................................47
KNIGHT FULLER, INC............................................................47
         General..............................................................47
         Objectives and Strategies............................................48
         Other Assets and Liabilities.........................................48
         Dividend Policy......................................................48

         Management...........................................................48
         Compensation of Directors and Executive Officers.....................48
         Committees of the Board of Directors.................................49
         Beneficial Ownership of Common Stock by Certain Persons..............49
 KFI OPERATING PARTNERSHIP AND THE KFI O.P. UNITS.............................49
         General..............................................................49
         Organization Term....................................................49
         Ownership of Properties..............................................49
         Partnership Agreement................................................49
         Management...........................................................50
         Removal of the General Partner.......................................50
         Amendments to the Partnership Agreement..............................50
         Transfer of KFI O.P. Units; Substitute Limited Partners..............50
         Exculpation and Indemnification of General Partner...................51
         Tax Matters..........................................................51
UNAUDITED PRO FORMA FINANCIAL INFORMATION.....................................52
         PRO FORMA BALANCE SHEET
           AS OF MARCH 31, 2002...............................................52
         PRO FORMA INCOME STATEMENT
           FOR THE THREE MONTHS ENDED MARCH 31, 2002..........................52
         PRO FORMA STATEMENT OF CASH FLOWS
           FOR THE THREE MONTHS ENDED MARCH 31, 2002..........................52
         PRO FORMA BALANCE SHEET
           AS OF DECEMBER 31, 2001............................................53
         PRO FORMA INCOME STATEMENT
           FOR THE YEAR ENDED DECEMBER 31, 2001...............................54
         PRO FORMA STATEMENT OF CASH FLOWS
           FOR THE YEAR ENDED DECEMBER 31, 2001...............................55
         NOTES TO PRO FORMA FINANCIAL STATEMENTS
           FOR THE THREE MONTHS ENDED MARCH 31, 2002..........................55
           FOR THE YEAR ENDED DECEMBER 31, 2001...............................55
DESCRIPTION OF CAPITAL STOCK..................................................56
         General..............................................................56
         Common Stock.........................................................56
CAPITAL STOCK -- CERTAIN PROVISIONS OF DELAWARE LAW AND OF KFI'S ARTICLES
    AND BYLAWS................................................................57
          Listing, Price and Trading..........................................57
         Additional Issuances.................................................57
         Amendment of Articles and Bylaws.....................................57
         Dissolution f KFI....................................................58
         Meetings of Stockholders.............................................58
          The Board of Directors..............................................58
         Limitation of Liability and Indemnification..........................58
         Business Combinations................................................59
         Indemnification Agreements...........................................60

         Resale of Securities.................................................60
FEDERAL INCOME TAX CONSEQUENCES...............................................60
         Taxation of Taxable U.S. Stockholders................................61
         Passive Activity Losses and the Investment Interest Limitation.......61
         Sale of Common Stock.................................................61
         Backup Withholding...................................................61
         Taxation of Tax-Exempt Stockholders..................................62
         Taxation of Non-U.S. Stockholders....................................62
         Distributions by KFI.................................................62
         Sale of Common Stock.................................................63
         Backup Withholding Tax and Information Reporting.....................63
         Tax Status of KFI O.P................................................64
            Other Taxes.......................................................65
         Possible Tax Law Changes.............................................65
         Importance of Obtaining Professional Tax Assistance..................65
AVAILABLE INFORMATION.........................................................65
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................66
FORWARD LOOKING STATEMENTS....................................................67
LEGAL MATTERS.................................................................67
EXPERTS.......................................................................67
APPENDIX A....................................................................67
APPENDIX B....................................................................67
AMENDED AND RESTATED..........................................................68
PARTNERSHIP AGREEMENT OF RAM-86...............................................68
APPENDIX C....................................................................68
AGREEMENT AND PLAN OF MERGER..................................................68

                                     SUMMARY

This summary highlights selected information about KFI, KFI O.P., RAM-86 and the Restructuring. It does not contain all of the information that is important to you. To understand the Restructuring fully and for a more complete description of the legal terms of the Restructuring, you should carefully read this entire document and the documents attached as appendices. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Parties to the Restructuring

Knight Fuller, Inc. (page xx)
------------------------------
150 Post Street, Suite 405
San Francisco, CA 94108
(415) 788-1441

KFI is a holding company. KFI's strategy is to acquire control of existing businesses or make significant investments in existing businesses, whether public or private, in various industries for the purposes of creating, managing and owning a well diversified portfolio of investments designed to provide lasting shareholder value. After giving effect to the merger, KFI assets will be primarily those of RAM-86, and it will own approximately $5.8 million in assets which are principally contained within its wholly owned subsidiary KFI O.P. KFI's corporate office is located in San Francisco, California.

Knight Fuller L.P.(page xx)
------------------------------
150 Post Street, Suite 405
San Francisco, CA 94108
(415) 788-1441

KFI O.P. will be the operating partnership into which RAM-86 is merged upon approval of the proposed restructuring. KFI O.P. will thereafter be the holder of the assets formerly held by RAM-86, and the holders of interests in RAM-86 will be entitled to receive either O.P. Units in KFI O.P. or Common shares in KFI. If, as anticipated upon majority approval of the restructuring by RAM-86 Units, a majority of the RAM-86 Units are exchanged for Common shares, then KFI O.P. will be a majority owned subsidiary of KFI.

Resources Accrued Mortgage Investors L.P. - Series 86 (page xx)
---------------------------------------------------------------
7 Bulfinch Place, Suite 500
P.O. Box 9507
Boston, MA 02114

RAM-86 is a limited partnership that was established in 1985 for the purpose of investing in, holding, selling, disposing of and otherwise acting with respect to junior mortgage loans on fee or leasehold interests in real property, or other beneficial interests essentially equivalent to a mortgage on real property, as well as loans secured by interests in partnerships or joint ventures. The general partners of RAM-86 consist of: (1) RAM Administration, Inc. as the administrative general partner; (2) RAM Funding Inc. as the investment general partner; and (3) Z Square G Partners II as the associate general partner. Collectively, these general partners serve as the general partner of RAM-86, as well as the acting general partner for a number of other limited partnerships. Currently, RAM-86 has approximately $5.8 million in assets comprised of approximately $2.5 million in cash and a Comfort Inn hotel located in Richmond, Virginia.

The Restructuring

RAM-86 will be restructured into an operating partnership, KFI O.P., which is currently wholly owned and controlled by KFI. Following the Restructuring, KFI is and will continue to be treated for Federal income tax purposes as a Delaware corporation. Limited partners in RAM-86 will receive either (a) 1 share of common stock in KFI, or (b) 1 operating partnership unit in KFI O.P. for each of their limited partnership units, depending upon each individual limited partner's election. KFI will conduct the historical operations of RAM-86 through KFI O.P.

Following the Restructuring, KFI will have a Board of Directors consisting of two directors. See pages ___ to ___. In the future, directors of KFI will be elected by holders of Common Stock.

Our Reasons for the Restructuring

By exchanging limited partnership units of RAM-86 for common stock of KFI, we believe we will be able to offer investment diversification and future liquidity, and ultimately create value for former RAM-86 unit holders, as well as provide KFI with an investment upon which to build a diversified portfolio of investment assets. In particular, we believe that the cash acquired in this transaction will enable KFI to pursue opportunities consistent with its business strategy. To review the background and reasons for the Restructuring in greater detail, see pages __ through __. To review the risks relating to the Restructuring, see pages x through x.

If we complete the Restructuring, RAM-86 will merge with and into KFI O.P., currently a wholly owned subsidiary of KFI, such that the surviving entities will be KFI O.P. and its parent KFI. The Restructuring is subject to conditions and rights of termination described in this document and in the Restructuring Agreement. We have attached the Agreement and Plan of Merger ("Restructuring Agreement") as Appendix C to this document. It is the legal document governing the merger and the exchange offer. WE ENCOURAGE YOU TO READ THE RESTRUCTURING AGREEMENT.

Accounting Treatment (page xx)

In accordance with Financial Accounting Standards Board Statements (No. 141) on Business Combinations and (No. 142) on Goodwill and Other Intangible Assets, the merger will be treated as a purchase for financial reporting purposes. This means that the assets, liabilities and results of operations of RAM-86 will be included with those of KFI on a consolidated basis only after the merger is completed. It also means KFI will value the assets acquired and liabilities assumed of RAM-86 at their fair market values, and that any amount paid or consideration given to RAM-86 unit holders in excess of the fair market value of net assets acquired of RAM-86 will be treated as goodwill.

Regulatory Approvals

We cannot predict whether we will obtain all required regulatory approvals before we complete the Restructuring, or whether any approvals will include conditions that would be detrimental to KFI.

Termination of the Restructuring (page xx)

The Board of Directors of KFI can agree to terminate the Restructuring at any time. The Company can terminate if, among other things:

- the Restructuring is not consummated on or before December 31, 2002;

- a governmental authority permanently prohibits the Restructuring; or

- the terminating party is not in material breach and the other party is in material breach of the Restructuring Agreement or materially breaches its representations or warranties resulting in its inability to satisfy a condition to the completion of the Restructuring.

Listing of the Common Stock (page xx)

It is not a condition to the Restructuring that KFI common stock trade on any particular nationally recognized stock exchange. It is anticipated that within two years following the time when KFI meets the minimum requirements for listing on a nationally recognized stock exchange, KFI will seek approval to have its common stock listed. However, there can be no assurance that KFI common stock will ever trade on a national exchange.

                SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

We present the following summary unaudited pro forma financial information to give you a better picture of what the results of operations and financial position of the combined businesses of KFI and RAM-86 may have been for the three months ended March 31, 2002, as well as for the twelve months ended December 31, 2001. We prepared the unaudited pro forma statement of operations and balance sheet information by adding or combining the historical pro forma results of each company with adjustments. The companies may have performed differently if they were actually combined. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results we will experience after the merger. See "Unaudited Pro Forma Financial Data" on page xx.

(dollars in thousands)
                                                                                                               For the three months
                                                For the years ended December 31,                                  ended March 31,
                                           -----------------------------------------------------------------  ----------------------
                                                                                                   KFI                      KFI
                                                                                               Consolidated             Consolidated
                                                                 RAM-86                         Pro Forma      RAM-86    Pro Forma
                                           -----------------------------------------------------------------  --------  ------------
                                              1997      1998      1999      2000     2001          2001         2002         2002
                                           ------------------------------------------------  ---------------  --------  ------------
Income Statement Data
  Total Revenue                              $2,243    $3,162    $3,303    $2,382   $1,423        $1,423
  Total Costs & Expenses(1)                   3,469       648      (750)   (2,820)   1,797         2,097
  Net Income (Loss):                         (1,226)    2,514     4,054     5,202     (374)         (674)
   - Attributable to Limited Partners        (1,164)    2,388     3,851     4,942     (355)         (640)
   - Attributable to General Partners           (61)      126       203       260      (19)          (34)

Balance Sheet Data
  Cash & Equivalents                         $8,273    $4,639    $7,640    $2,604   $2,472        $2,407
  Total Assets                               13,754     8,786    11,829     6,221    5,797         5,732
  Total Liabilities                           5,477     4,996     3,985     3,385    3,335         3,335
  Limited Partners' Equity                    7,863     3,601     7,452     2,695    2,339           n/a
  General Partners' Equity                      414       189       392       142      123           n/a
  Total Stockholders' Equity                    n/a       n/a       n/a       n/a      n/a         2,397

Per Unit Financial Data(2)
  Net Income (Loss)                          ($3.53)    $7.24    $11.67    $14.97   ($1.08)          n/a
  Earnings Per Share(3)                         n/a       n/a       n/a       n/a      n/a        ($1.85)
  Cash Distributions                          12.00     20.15         -     29.39        -           n/a
  Book Value                                  23.83     10.91     22.58      8.17     7.09          6.58
  Ratio of Earnings to Total Assets             n/m      0.29      0.34      0.84      n/m           n/m

-----------------------------------

Notes:
     (1) Includes recovery of loan losses (an offset to expenses) in fiscal years 1998, 1999 and 2000.
     (2) Based on 17,369 general partnership units outstanding and 330,004 limited partnership units outstanding.
     (3) Based on 364,302 shares of common stock outstanding upon conversion and after giving effect to the merger.
     n/a = not applicable
     n/m = not meaningful
Source(s): SEC filings for Resources Accrued Mortgage Investors, L.P. - Series 86.

                      RISK FACTORS AND OTHER CONSIDERATIONS

You should carefully consider the following risk factors and the other information set forth or incorporated by reference in this consent solicitation statement before voting on the Restructuring.

THE RESTRUCTURING WILL RESULT IN A FUNDAMENTAL CHANGE IN THE NATURE OF YOUR INVESTMENT TO AN INTEREST IN AN ENTITY WITH PERPETUAL EXISTENCE THAT MAY MAKE INVESTMENTS IN A VARIETY OF ASSETS WHICH WERE NOT PERMITTED IN RAM-86, AND MAY CHANGE ITS INVESTMENT OBJECTIVES WITHOUT YOUR APPROVAL.

Risks Relating To The Restructuring


Ram-86 Unit Holders Will Not Be Able to Ascertain the Value of KFI Common Stock They Will Receive in the Restructuring.

KFI common stock is not currently publicly traded and will not be publicly traded after consummation of the Restructuring until such time as KFI meets the minimum requirements for listing on a nationally recognized stock exchange, if ever. Consequently, RAM-86 unit holders will not be able to readily determine the value of KFI shares. In the Restructuring, the exchange ratio is fixed at 1:1 and it will not be adjusted in the event of any increase or decrease in the price or value of RAM-86 units or KFI shares prior to the merger.


KFI's Common Stock May Trade at Prices Below the Estimated Value of Your Units.

It is possible that after the Restructuring, the Common Stock will trade at prices below the current liquidation value of your units. As a result, the amount you could receive upon sale of your shares of Common Stock may be less than the amount you would have received if your partnership were liquidated at this time.


KFI's Common Stock May Trade at Prices Below the Estimated Going Concern Value of Your Units.

It is possible that after the Restructuring, the Common stock will trade at prices below the current going concern value of your units. As a result, the amount you could receive upon sale of your shares of common stock may be less than the amount you would receive over time if your partnership were to continue through 2015.


There are Conflicts of Interest and Benefits of the Restructuring to Insiders Who Recommend You Vote in Favor of the Restructuring.

Certain unit holders of RAM-86 have interests in the Restructuring that are different from, or in addition to, your interests as unit holders. These include affiliates of Sutter Opportunity Fund 2, LLC, the owner of approximately 36% of the outstanding units of RAM-86, who intend to become executive officers and directors of KFI, and to be compensated for their activities on behalf of KFI.

Risks Relating To KFI


Control by Principal Shareholders, Officers and Directors.

The Company's principal shareholders, officers and directors will beneficially own approximately thirty-six percent (36%) of the Company's Common Stock upon consummation of the Restructuring. As a result, such persons may have the ability to control the Company and direct its affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing change in control of the Company. See "Principal Stockholders."


Certain Conflicts of Interest Exist Between the Company and Its Officers and Directors.

Certain of the Company's officers and directors have other business interests to which they devote their attention, and they may be expected to continue to do so at the same time management attention should be devoted to the business of the Company. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with their fiduciary duties to the Company. See "Management."


It is Possible that the Company May Need to Seek Additional Financing.

The Company has very limited funds, and such funds may not be adequate to take advantage of available business opportunities. Even if the Company's funds prove to be sufficient to acquire an interest in, or complete a transaction with, a business opportunity, the Company may not have enough capital to exploit the opportunity. The ultimate success of the Company may depend upon its ability to raise additional capital. The Company has not investigated the availability, source, or terms that might govern the acquisition of additional capital and will not do so until it determines a need for additional financing. If additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to the Company. If not available, the Company's operations will be limited to those that can be financed with its modest capital and, to the extent available, free cash flow from existing operations.


Regulation of Penny Stocks by the SEC May Adversely Affect the Marketability of the Company's Common Stock.

The Company's securities, when available for trading, if ever, may be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, and 15g-7 under the Securities Exchange Act of 1934, as amended. Because the securities of the Company may constitute "penny stocks" within the meaning of the rules, the rules may apply to the Company and to its securities. The rules may further affect the ability of owners of Common Stock to sell the securities in any market that might develop.

Generally, shareholders of penny stocks should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through pre-arranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and mark-ups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The Company's management is aware of the abuses that have occurred historically in the penny stock market. Although the Company does not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company's securities.


The Company has No Prior Operating History.

The Company was formed in April of 2002 for the purpose of registering its common stock under the Securities Act of 1933 (the "Securities Act") in order to consummate the Restructuring. The Company has no operating history, revenues from operations, or assets other than cash from private sales of stock. The Company faces all of the risks of a new business and the special risks inherent in the investigation, acquisition, or involvement in a new business opportunity. The Company must be regarded as a new or "start-up" venture with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject.


The Company May Not be Successful or Profitable.

There is no assurance that the Company will be able to regularly identify and acquire future business opportunities. Even if the Company should become involved in a business opportunity, there is no assurance that it will generate revenues or profits, or that the market price of the Company's common stock will increase as a result.

The Company Lacks a Marketing Organization and Related Marketing Research.

The Company has neither conducted, nor have others made available to it, results of market research indicating that market demand exists for any transactions that may be contemplated by the Company. Moreover, the Company does not have, and does not plan to establish, a marketing organization. Even in the event demand is identified for an acquisition contemplated by the Company, there is no assurance the Company will be successful in completing any such business combination.


Other Than the Restructuring Contemplated Herein, the Company has Made No Commitment to Specific Industries or Acquisition Candidates.

The Company has not identified and has no commitments to enter into or acquire a specific business opportunity and therefore it can disclose only that there exist general risks and hazards associated with any business or opportunity, and cannot disclose the risks and hazards of any specific industry or business opportunity. An investor can expect a potential business opportunity to be quite risky. The Company's acquisition of or participation in a business opportunity will likely be highly illiquid and could result in a total loss to the Company and its stockholders if the business or opportunity proves to be unsuccessful. See "Description of Business."


Initially, the Company May Lack Diversification.

Although the Company intends to acquire businesses and assets in a broad array of industries, because of the limited financial resources that the Company has, it is possible that the Company will not be able to diversify its acquisitions or operations. The Company's possible inability to diversify its activities into more than one area could subject the Company to economic fluctuations within a particular business or industry and therefore increase the risks associated with the Company's operations.


The Company May Occasionally be Asked to Rely Upon Unaudited Financial Statements of Acquisition Candidates.

Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), requires companies subject thereto to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering one or two years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare such statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

In cases where audited financials are unavailable, the Company would have to rely upon unaudited financial information received from acquisition candidates' managements that has not been verified by outside auditors. The lack of the type of independent verification that audited financial statements typically provide, increases the risk that the Company may not have the benefit of full and accurate information about the financial condition and operating history of the acquisition candidate. This risk increases the prospect that the acquisition of such a company might prove to be an unfavorable one for the Company or the holders of the Company's securities.

Should the Company, during the time it remains subject to the reporting provisions of the Exchange Act, complete an acquisition of an entity for which audited financial statements prove to be unobtainable, the Company would be exposed to enforcement actions by the Securities and Exchange Commission (the "Commission") and to corresponding administrative sanctions, including permanent injunctions against the Company and its management. The legal and other costs of defending a Commission enforcement action are likely to have material, adverse consequences for the Company and its business. The imposition of administrative sanctions would subject the Company to further adverse consequences.

In addition, the lack of audited financial statements would prevent the securities of the Company from becoming eligible for listing on NASDAQ, the automated quotation system sponsored by the National Association of Securities Dealers, Inc., or on any existing stock exchange. Moreover, the lack of such financial statements is likely to discourage broker-dealers from becoming or continuing to serve as market makers in the securities of the Company. Without audited financial statements, the Company would almost certainly be unable to offer securities under a registration statement pursuant to the Securities Act of 1933, and the ability of the Company to raise capital would be significantly limited until such financial statements were to become available.


The Company May Make Investments in Regulated Industries that Could Consume a Disproportionate Amount of Management's Time.

An acquisition made by the Company may be of a business that is subject to regulation or licensing by federal, state, or local authorities. Compliance with such regulations and licensing can be expected to be a time-consuming, on-going and expensive process, and may limit other investment opportunities of the Company.


The Company's Success Depends Heavily Upon Management.

The Company currently has two individuals who are serving as its sole officers and directors. The Company will be heavily dependent upon their skills, talents, and abilities to implement its business plan, and may from time to time find that the inability of the officers and directors to devote their full time and attention to the business of the Company results in a delay in progress toward implementing its business plan. Furthermore, since initially only two individuals are serving as the officers and directors of the Company, it will be entirely dependent upon their experience in seeking, investigating and acquiring businesses and in making decisions regarding the Company's operations. See "Management." Because investors will not be able to evaluate the merits of possible business acquisitions by the Company, they should critically assess the information concerning the Company's officers and directors.


Expenditures Related to Indemnification of Officers, Directors, Employees and Agents Could Prove to be Unrecoverable.

The Company's Articles of Incorporation provide for the indemnification of its directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. The Company will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person's promise to repay the Company therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company that it may be unable to fully recover.


Directors of the Company are Subject to Limited Liability.

The Company's Articles of Incorporation exclude personal liability of its directors to the Company and its stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, the Company will have a much more limited right of action against its directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

Management May Have To Rely Upon Outside Advisors.

From time to time, the Company may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. The Company's management will be permitted to select and employ advisors without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an "as needed" basis without a continuing fiduciary or other obligation to the Company.


The Market for Desirable Acquisition Candidates is Highly Competitive.

The search for potentially profitable business opportunities is intensely competitive. The Company expects to be at a disadvantage when competing with many firms that have substantially greater financial and management resources and capabilities than the Company. These competitive conditions will exist in any industry in which the Company may become interested.


The Company May Never Pay Dividends.

The Company does not pay dividends on its Common Stock and does not anticipate paying such dividends for the foreseeable future.


There May Be a Circumstance Under Which Management Loses Voting Control of the Company.

The Company may consider an acquisition in which the Company would issue, as consideration for the business opportunity to be acquired, an amount of the Company's authorized but unissued common stock that would, upon issuance, represent the great majority of the voting power and equity of the Company. The result of such an acquisition would be that the acquired company's stockholders and management would control the Company, and the Company's management could be replaced by persons unknown to it. Moreover, such a merger would result in a greatly reduced percentage of ownership of the Company by its current shareholders.


Currently No Public Market Exists for the Common Stock of the Company.

There is no public market for the Company's common stock, and no assurance can be given that a market will develop or that a shareholder ever will be able to liquidate his investment without considerable delay, if at all. If a market should develop, the price may be highly volatile. Factors such as those discussed in this "Risk Factors" section may have a significant impact upon the market price of the securities offered hereby. If the Common Stock ever becomes a penny stock as defined by the SEC, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for any loans.


The Market Price of the Company's Common Stock May Not Adequately Reflect the Fair Market Value of the Company's Net Assets.

The Company's common stock may trade at prices substantially below the fair market value of its net assets. As a result, the amount you could receive upon sale of KFI's common stock may be less than the amount you would receive upon a liquidation of RAM-86.


The Company May Reinvest Proceeds From the Sale of Property Instead of Distributing the Proceeds to You.

The Company will be permitted to reinvest its operating revenues, capital reserves and proceeds of asset sales in new investments. RAM-86 is not permitted to acquire new investments.


You May Suffer Economic Dilution if the Company Raises Additional Capital.

Unlike RAM-86, the Company will have the ability to raise capital by issuing additional shares of common stock or causing the operating partnership to issue additional OP Units. The issuance of additional equity securities could be economically dilutive to your investment.


Under Certain Circumstances, Your Investment in the Company's Common Stock Will Be Subject to Taxation.

The tax aspects of owning Common stock differ in various respects from owning partnership units. Unlike RAM-86, KFI may be subject to entity-level income taxes under certain circumstances, and its income and losses will not pass through to its stockholders. Instead, if you are a taxable shareholder, you generally will be taxed on any KFI dividends and will be unable to offset your unused passive activity losses from RAM-86 or other investments against any dividend income from KFI (but your unused passive activity losses from RAM-86 generally will be deductible by you when you sell your Common Stock). Upon the future sale of any of your common stock in the Company and to the extent such sale gives rise to any long-term capital gains, you will be subject to taxes at the prevailing applicable tax rate for such gains. If you are tax-exempt, your ownership of Common Stock generally will not result in unrelated business taxable income (UBTI) to you even if KFI incurs debt.

If you vote "YES" to the Restructuring and elect to receive O.P.Units in exchange for your RAM-86 Units, the tax basis of your investment in RAM-86 will not change and will transfer to the O.P. Units you receive. Moreover, the exchange of RAM-86 units for O.P. Units will not give rise to a taxable event for you. Whereas, if you elect to receive Common Stock in exchange for your RAM-86 units, such election may give rise to a taxable event. Please consult your individual tax preparation specialists for further information pertaining to your specific tax situation.


The Company's Articles and Bylaws May Prevent a Change In Control.

Certain provisions of KFI's Articles and Bylaws may have the effect of discouraging a change in control. These may include a shareholders' rights plan and a staggered board of directors.

                     POTENTIAL BENEFITS OF THE RESTRUCTURING

We anticipate that the Restructuring will result in the following potential benefits. For a more detailed discussion of the benefits, see THE RESTRUCTURING -- POTENTIAL BENEFITS OF THE RESTRUCTURING.

Flexibility of Investment Form. If you vote "YES" to the Restructuring, you will have the option to receive either (a) operating partnership units in KFI O.P. ("O.P. Units"), or (b) common stock in KFI ("Common Stock").

Greater Liquidity. Unlike units in RAM-86, which have a limited trading market, KFI's common stock may be traded on a nationally recognized stock exchange.

Ability to Make New Investments. Unlike RAM-86, KFI will have the ability to make new investments. KFI may acquire new properties, interests in joint ventures, interests in public or private companies, or any other asset. The ability to make new investments will enable KFI to change its investment portfolio in response to changing market conditions and to avail itself of potentially favorable investment opportunities.

Ability to Raise Capital. KFI will have the ability to borrow money and issue equity securities. The proceeds from such loans or equity issuances may be used to finance future investments, contribute to growth of a particular business or for other purposes. Common stock may be a more attractive investment to certain types of investors (e.g., institutional investors, tax-exempt investors) than an investment in a partnership or in real estate.

Elected Governance. Following the Restructuring, holders of Common Stock will be entitled to elect directors of KFI as necessary on an annual basis.

Simplified Tax Reporting. If you elect to or otherwise receive Common Stock, the Restructuring will result in simplified tax administration for many of you. You no longer will receive a Schedule K-1 (which is generally received in March), which complicates and typically leads to more costly tax return preparation.

Reduced State Income Tax Reporting. You generally will not be subject to state income tax or required to file individual state income tax returns in states other than in your state of residence solely as a result of an investment in common stock.

                          COMPARISON OF RAM-86 AND KFI

There are differences between an investment in RAM-86 and an investment in KFI. The following chart summarizes certain of these differences.


CHARACTERISTIC                                         RAM-86                                    KNIGHT FULLER, INC.
---------------------------------        -----------------------------------      -----------------------------------------------
General Business                         Owning a diversified pool of             Owning a diversified portfolio of investments
                                         income-producing mortgage loans,         in public and private companies across a broad
                                         as well as other related secured         range of industries
                                         interests
---------------------------------        -----------------------------------      -----------------------------------------------
Management Conflicts of Interest         Various conflicts exist including,       Generally, economic interests are aligned with
                                         potentially opposing economic            shareholders' interests, liquidity is provided
                                         interests, the timing of                 through capital markets so no need for
                                         distributions or liquidation, and        distributions or liquidation event, and
                                         management's subjective valuation        valuation of portfolio assets is determined by
                                         of portfolio assets                      the market
---------------------------------        -----------------------------------      -----------------------------------------------
Liquidity of Investment                  Relatively Illiquid                      Relatively illiquid in the short term, but
                                                                                  potentially highly liquid in the long term;
                                                                                  anticipate listing for trading on a nationally
                                                                                  recognized exchange as soon as possible
---------------------------------        -----------------------------------      -----------------------------------------------
Investment Portfolio                     Limited to mortgage loans and            Broad investment flexibility which permits
                                         mortgage-related investments             investment in public and private companies in
                                                                                  any industry
---------------------------------        -----------------------------------      -----------------------------------------------
Security Authorization & Issuance        Authorized to sell and issue a           Initially authorized 100,000,000 shares;
                                         maximum of 1,000,000 Units;              ability to raise additional capital through any
                                         prohibited from issuing additional       means typically available to public
                                         securities in any form                   companies including, traditional equity and
                                                                                  debt securities
---------------------------------        -----------------------------------      -----------------------------------------------
Transactions with Affiliates             Limited based on RAM-86 Partnership      Permissible subject to applicable provisions
                                         Agreement                                of Delaware General Corporate Law; such
                                                                                  transactions must be on terms comparable to
                                                                                  transactions with unaffiliated third parties,
                                                                                  and must be approved by the Board of Directors
---------------------------------        -----------------------------------      -----------------------------------------------
Borrowing Policy                         Minimal ability to employ leverage       Borrowing is permitted on secured and
                                                                                  unsecured bases



CHARACTERISTIC                                         RAM-86                                    KNIGHT FULLER, INC.
---------------------------------        -----------------------------------      -----------------------------------------------
Duration of Entity                       Finite life                              Infinite life
---------------------------------        -----------------------------------      -----------------------------------------------
Return of Principal                      Only occurs through distribution or      Can occur anytime a shareholder sells his or
                                         liquidation event                        her shares
---------------------------------        -----------------------------------      -----------------------------------------------
Distributions and Distribution/          Quarterly historical distributions,      None; currently there is no dividend policy
Dividend Policy                          depending upon available cash
---------------------------------        -----------------------------------      -----------------------------------------------
Federal Taxation: Corporate              Not subject to federal income tax        Subject to federal income tax
---------------------------------        -----------------------------------      -----------------------------------------------
Federal Taxation: Personal               Your allocable share of RAM-86's         Capital gains on the sale of common stock are
                                         taxable income or loss is included       subject to federal income tax
                                         in calculating your taxable income,
                                         regardless of whether RAM-86 makes
                                         any cash distributions; there are
                                         special allocations of depreciation
                                         deductions to taxable unitholders
---------------------------------        -----------------------------------      -----------------------------------------------
Tax Characterization of Income           Passive activity income                  Capital gains from common stock are not passive
                                                                                  activity income and generally cannot be offset
                                                                                  by any unused passive activity losses from
                                                                                  partnerships like RAM-86 or other sources
---------------------------------        -----------------------------------      -----------------------------------------------
Tax Reporting                            Must file a Schedule K-1 annually;       In the event any capital gains or losses are
                                         typically adds to the cost of tax        realized, a Schedule D must be filed
                                         preparation
---------------------------------        -----------------------------------      -----------------------------------------------
Management                               Vested in general partners               Vested in Board of Directors elected by holders
                                                                                  of the Common Stock
---------------------------------        -----------------------------------      -----------------------------------------------
Voting Rights                            Based on percentage interest; voting     Holders of common stock are entitled to one
                                         is generally permitted only for          vote per share; majority vote is required for
                                         significant actions requiring            certain significant transactions such as a
                                         approval of limited partners holding     merger or sale of substantially all of the
                                         a majority of limited partnership        assets of the business
                                         units
---------------------------------        -----------------------------------      -----------------------------------------------
Annual Management Fees                   Partnership asset management fee is      None
                                         2% of the value of the assets
---------------------------------        -----------------------------------      -----------------------------------------------
Expenses                                 Except for general and administrative    All expenses, including management salaries,
                                         expenses, limited partnership            are paid for by KFI
                                         expenses are  paid for by RAM-86;
                                         general partners are reimbursed for
                                         expenses incurred in connection with
                                         the performance of services on behalf
                                         of RAM-86

The following depicts the structure of RAM-86 before and after the
Restructuring:

                         RAM-86 Before the Restructuring


                 ---------------------------------------------
                              Presidio Capital Cp.
                                 (Parent Corp.)
                 ---------------------------------------------
Owns 100% of G.P. |                          |              | Owns 100 % of G.P.
                  |                          |              |
                  |        Owns 100% of G.P. |              |
                  |                          |              |
---------------------          -----------------          -------------------
Resources Capital Cp.          RAM Funding, Inc.            Presidio AGP Cp.
(Admin. G.P.)                  (Investment G.P.)            (Associate G.P.)
---------------------          -----------------          -------------------
                   |                         |              |
Owns 0.1% of L.P.  |    Owns 4.8% of L.P.    |              | Owns 0.1% of L.P.
                   |                         |              |
                   |                         |              |
                ------------------------------------------------
                                    RAM-86
                                    (L.P.)
                ------------------------------------------------
                                       ^             100% controlled and managed
                                       |             by the G.P.s
                  Owns 95.0% of L.P.   |
                                       |
                                       |
                              --------------------
                              All Limited Partners
                                   ("You")
                              --------------------


                         RAM-86 After the Restructuring


                                        |
-------------------------               |
    "All" RAM G.P.s                     |
(Inv., Admin., Assoc.)                  |
-------------------------               |
                   |   |                |     (1b)
                   |   |                |            -----------------------
Owns 5.0% of L.P.  |   |----------------|------------   Knight Fuller, Inc.
                   |   | |--------------|------------     (Parent Corp.)
                   |   | |              |            -----------------------
                   |   | |              |     (2b)          |
---------------------  | |              |                   |
       RAM-86          | |              |                   |  Owns 100% of O.P.
       (L.P.)          | |              |                   |
---------------------  | |              |                   |
                   ^   | |              |                   |
                   |   | |              |     (1a)    -----------------------
Owns 95.0% of L.P. |   |-|--------------|------------         KFI O.P.
                   |     |              |              (Operating Partnership)
                   |     |--------------|------------
                   |     |              |             -----------------------
                   |     |              |
                   |     |              |     (2a)
                   |     |              |
---------------------------             |
   All Limited Partners                 |
        ("You")                         |
---------------------------             |
                                        |


(1) The General Partners of RAM Funding have the option to exchange 100% of their general partnership interests for an economically equivalent amount of
    (a) Units in KFI O.P., or (b) Common Stock in KFI, or any combination thereof. The General Partners also have certain limited redemption rights.

(2) The Limited Partners of RAM-86 have the option to exchange 100% of their general partnership interests for an economically equivalent amount of
    (a) Units in KFI O.P., or (b) Common Stock in KFI.

                                     VOTING

Your vote is important. Please complete and sign the enclosed Proxy and return it to the Information Agent by mail in the enclosed pre-addressed, postage paid envelope or by facsimile to (415) 788-1515.

This Proxy Statement/Prospectus is accompanied by a separate Proxy in the form of Appendix A attached to this Proxy Statement/Prospectus. You may take one of the following actions with respect to the Restructuring:

Vote "YES" -- I vote to approve the Restructuring.

or

Vote "NO" -- I vote not to approve the Restructuring.

or

Abstain from voting (abstentions will constitute, in effect, "NO" votes as we need a majority of the outstanding O.P. Units for approval of the Restructuring)

We strongly urge you to vote YES to approve the Restructuring.

If you vote YES, you may elect to receive either (a) Common Stock, or (b) Units, in exchange for RAM-86 units. A "YES" vote also will constitute your approval to amend and restate the RAM-86 Partnership Agreement in the form of Appendix B. If you vote YES and do not elect Common Stock or Units, you will receive Common Stock.

If you vote No and the Restructuring is nonetheless approved, you will receive Common Stock. A NO vote will be a vote against the amendment and restatement of the RAM-86 Partnership Agreement.

If you abstain or fail to return a Proxy and the Restructuring is nonetheless approved, you will receive Common Stock.

Please complete, sign and return the enclosed Proxy to the Information Agent no later than ________ __, 2002. We may extend that date from time to time in our sole discretion until ________ __, 2002. You may withdraw your Proxy at any time before the expiration date by delivering written notice of your withdrawal to the Information Agent. You may change your Proxy at any time before the expiration date by delivering to the Information Agent a duly completed and signed substitute Proxy, together with a letter indicating that your prior Proxy has been revoked.

You must vote all of your units in the same way. If you return a signed Proxy but do not indicate a vote (i.e., YES, NO or ABSTAIN) as to the Restructuring, you will be deemed to have voted YES for approval of the Restructuring and shall receive Common Stock in exchange for your RAM-86 units.

The Restructuring will be approved when limited partners holding a majority of the outstanding RAM-86 units have consented to the Restructuring but in no event prior to _____ __, 2002. The Information Agent will tabulate all of the Proxies received.

The Restructuring will apply prospectively from and after the date it becomes effective. If the Restructuring becomes effective, you will be bound by its terms, whether or not you vote in favor of it.

                            The Information Agent is:

                            Sutter Capital Management, LLC
                            150 Post Street, Suite 405
                            San Francisco, CA 94108
                            Facsimile: (415) 788-1515

         ALLOCATION OF COMMON STOCK AND UNITS TO RAM-86 GENERAL PARTNERS

The General Partners of RAM-86 own an interest in RAM-86 by virtue of (1) their interest in 5% of all cash distributions from RAM-86, equal to approximately [$120,000] if RAM-86 were liquidated today; and (2) deferred asset management fees relating to the Comfort Inn in Richmond, VA equal to approximately [$120,000]. The General Partners are therefore entitled to an interest in KFI equal to approximately [$240,000]. The General Partners will be allocated equity ownership in KFI on the same basis as the limited partners (you), and also will have the option of receiving Common Stock or Units. The General Partners of RAM-86 will therefore own [34,298] shares of Common Stock or [34,298] Units or some combination thereof if the Restructuring is completed. Units are convertible into Common Stock on a one-for-one basis.

In addition to the rights and economic benefits of the Restructuring that will accrue to the limited partners of RAM-86, the General Partners of RAM-86 will have certain limited redemption rights. The General Partners will have the right to redeem, for one year from the closing of the Restructuring, up to 50% of the Common Stock or Units owned by them, for cash equal to the pro-forma book value of the Common Stock and Units, which is estimated to be [$7.09] per share of Common Stock or Unit. Any cash required for such redemption will be the obligation of KFI O.P., and will reduce the total assets and liquidity of KFI and KFI O.P.

                        ALTERNATIVES TO THE RESTRUCTURING

In order to assist you in evaluating the Restructuring, we have compared the alternatives to the Restructuring discussed below. We are not proposing the alternatives discussed below, but rather are discussing them for comparison purposes only. For a more detailed discussion of such comparison, see THE RESTRUCTURING -- ALTERNATIVES TO THE RESTRUCTURING.

Continuation Of RAM-86

Continuing RAM-86 outside of the Restructuring would provide you with continuity of your original investment. From its date of organization, RAM-86 has pursued the specific investment objectives set forth in the RAM-86 Partnership Agreement, and if continued, would continue to pursue those investment objectives. If RAM-86 is continued, you would have the opportunity to realize any potential benefits of owning RAM-86's existing property over the remaining term of RAM-86.

We do not believe that continuation of RAM-86 outside of the Restructuring provides you with as many benefits as the Restructuring. As a limited partner, you hold an investment in a fixed property portfolio. RAM-86 is not permitted to make additional investments. This means that in order to maximize returns to limited partners, your General Partners must wait for the optimum time to sell RAM-86's property, rather than improving the investment portfolio owned by RAM-86. In addition, there currently is no active trading market for RAM-86 units. The limited number of units of RAM-86 that recently have been sold on the informal secondary market have been sold at substantial discounts to the net asset value of RAM-86 (except for units sold to Sutter Capital Management, LLC in its recent tender offer. See "BACKGROUND OF THE RESTRUCTURING.")

Liquidation And Dissolution Of RAM-86

Another hypothetical alternative is to liquidate RAM-86 by selling all of its assets at the best possible price. A benefit from liquidation would be that you no longer would be subject to the risks associated with owning real estate. Nevertheless, we believe that it would not be in your best interest to liquidate RAM-86 at this time. If RAM-86 liquidated, it would sell its assets, pay off existing liabilities, distribute the cash proceeds in accordance with the RAM-86 Partnership Agreement, and then dissolve. We do not believe that now is an opportune time to liquidate RAM-86. In addition, liquidating RAM-86's property may not be in your best interests because selling properties on a liquidation basis often results in the owners receiving significantly less than market value. Furthermore, because of the weak economy in general, a decline in travel due to the events of September 11, 2001, and the weak hospitality industry in particular, we believe this would be a less than ideal time to sell RAM-86's hotel. In fact, the General Partners marketed the hotel for sale in late 2001, and did not receive any bids that would have resulted in any net proceeds, after transaction costs and the repayment of the mortgage, to RAM-86. We have estimated the liquidation value of your units as of September 30, 2001 to be $7.36 per unit.

                                  MISCELLANEOUS


No Dissenters' or Appraisal Rights

You do not have the right to receive cash based on an appraisal of your interest in RAM-86 or otherwise

Limited Partner Lists

Subject to the RAM-86 Partnership Agreement and applicable law, you may be permitted to inspect and obtain copies of RAM-86's books and records, including records listing the names, addresses and percentage interests held by each partner in RAM-86.

                                  RISK FACTORS

You should carefully consider the following RISK FACTORS, as well as the other information set forth or incorporated by reference in this Proxy
Statement/Prospectus, before voting on the Restructuring.


No Market for Common Stock.

There is presently no market for the Common Stock. Shares of KFI's common stock may trade at prices substantially below the value of KFI's net assets. As a result, the amount you could receive upon the sale of your Common Stock may be less than the amount you could receive upon liquidation of RAM-86. We believe that following the Restructuring the market price of the Common Stock will depend on several factors. Such factors include how the market perceives KFI; the size of KFI in terms of its assets and market capitalization; the degree to which leverage is used in KFI's capital structure; the historical performance of KFI; external factors such as the national economy and securities markets, market interest rates, conditions of the real estate and stock markets, performance of our investments; and technical factors relating to the supply and demand for the Common stock.


The Nature of Your Investment Will Change.

The nature of your investment will change fundamentally. Originally, you acquired units in an entity with a finite life. By contrast, KFI plans to operate indefinitely and has no required date by which it must liquidate its assets. Moreover, unlike RAM-86, KFI does not intend to distribute proceeds of any sales of its assets, including its property. Instead, KFI intends to reinvest those proceeds in various businesses across a broad array of industries. See KFI -- OBJECTIVES AND STRATEGIES.


Your Investment May Suffer Potential Dilution.

Unlike RAM-86, KFI will have the ability to raise capital by issuing additional shares of Common Stock and KFI O.P. will have the ability to issue additional units. The issuance of additional equity securities to raise capital or make new investments would reduce your percentage interest in KFI or KFI O.P. and could reduce the value of your Common Stock.


You Are Potentially Investing in a New Organization With No Operating History.

KFI was organized recently and has no operating history. To a great extent, the acquisition of additional investments will depend on whether KFI can borrow funds or otherwise obtain financing. KFI will be competing with other companies for investments. Many of these competitors are likely to have more experience and greater financial resources than KFI.

The Company Does Not Intend to Pay Dividends.

KFI does not pay dividends currently and does not intend to pay dividends for the foreseeable future. The Board of Directors will determine whether to pay dividends in the future.


The Board of Directors Has Broad Discretion With Respect to Determining Investment Policy.

The descriptions in this Proxy Statement/Prospectus of the investment and other business policies of KFI reflect its current policies. Although it has no current plans or intentions to do so, the Board of Directors has the authority to change KFI's investment policies without your vote. If KFI changes its investment policies, the risks and potential rewards of your investment in KFI also may change. See KFI -- MANAGEMENT.


To a Great Extent, the Company's Growth is Dependent Upon Its Ability to Raise Additional Capital.

KFI's ability to grow is largely dependent on its ability to raise additional capital to acquire additional assets and businesses. While KFI has the ability to raise additional capital in a variety of ways, including through the issuance of debt and additional equity securities, there can be no assurance that it will be successful in raising such capital through the capital markets. If KFI is unable to raise additional capital on favorable terms, the result could have a material adverse effect on its ability to achieve its objectives and on the value of your investment.


As a Result of the Restructuring, Your Investment May Be Subject to Taxation.

If you vote "YES" to the Restructuring and elect to receive Units, the Restructuring will not result in a taxable event to you. However, if you vote "YES" to the Restructuring and elect to receive shares of Common Stock, the Restructuring may result in a taxable event to you. We recommend that you consult your tax preparation advisor or other expert on all tax matters that affect you with respect to the Restructuring.

                          COMPARISON OF RAM-86 AND KFI

Your rights and obligations are currently governed by the Delaware Revised Uniform Limited Partnership Act (Delaware Partnership Law) and the RAM-86 Partnership Agreement. Following the Restructuring, your rights will be governed by Delaware General Corporate Law and the organizational documents of KFI. The following compares certain of such rights as well as certain attributes of the ownership of units in RAM-86 and shares of common stock in KFI. See DESCRIPTION OF CAPITAL STOCK for additional information with respect to the Common Stock.


Business Form Comparison

                     RAM-86                                                    KNIGHT FULLER
-----------------------------------------------------    -----------------------------------------------------

RAM-86 is a limited partnership formed under Delaware    KFI is a corporation organized under Delaware General
Partnership Law. RAM-86 has been treated as a            Corporate Law. KFI will be subject to all federal and
partnership for federal income tax purposes and is       state income taxes.
not subject to entity-level taxes.


RAM-86 is a limited partnership governed by Delaware Partnership Law. KFI is a corporation governed by Delaware General Corporate Law.

Business Description Comparison

                     RAM-86                                                    KNIGHT FULLER
-----------------------------------------------------    -----------------------------------------------------

The principle business of RAM-86 is and has been to      KFI will have the authority to engage in any and all
invest primarily in "zero coupon" first and junior       business activities permitted a corporation
mortgage loans on properties owned or acquired           organized under the laws of the State of Delaware.
principally by privately and publicly syndicated         Specifically, KFI will be a diversified holding
limited partnerships originally sponsored by             company engaged in making and owning significant
affiliates of Integrated Resources, Inc., the            investments in public and private businesses for the
original owner of the Investment General Partner.        purpose of creating shareholder value.


KFI will be permitted to engage in a broader range of business opportunities as compared to RAM-86. Such opportunities will be facilitated as a result of the greater flexibility of KFI with respect to raising additional capital and borrowing, as well as the lack of any investment restrictions on KFI.


Duration of Existence Comparison


                     RAM-86                                                    KNIGHT FULLER
-----------------------------------------------------    -----------------------------------------------------

As is the case with most partnerships, RAM-86 is a       KFI is a Delaware C-corporation which, by definition,
30-year finite life partnership that commenced on        has an infinite life.
September 25, 1985 and is set to terminate on
December 31, 2015, unless previously terminated in
accordance with certain provisions of the Partnership
Agreement.

The RAM-86 Partnership Agreement provides for the dissolution of RAM-86 in 2015, whereas KFI's Articles of Incorporation provide for perpetual existence. Accordingly, after the Restructuring, liquidation of your investment in KFI will not likely be achieved through liquidating distributions, but through the sale of shares of Common stock, if at all.

Voting Rights Comparison





                     RAM-86                                                    KNIGHT FULLER
-----------------------------------------------------    -----------------------------------------------------

You are entitled to one vote per unit on all matters     Delaware General Corporate Law and the Bylaws of KFI
requiring a vote of the limited partners. Although       provide that the stockholders of KFI are entitled to
you have no right to elect management of your            one vote per common share, subject to any voting rights
partnership on an annual basis or to participate in      which may be granted to holders of preferred stock,
the management or control of its business, the vote      on all matters submitted to a vote of the stockholders.
of limited partners holding more than 50% of the         In determining the number of shares entitled to vote,
outstanding units may, subject to certain exceptions     each share of Common Stock and non-participating
and limitations set forth in the partnership             voting stock (owned by the operating partnership) is
agreement, approve certain significant actions such as   entitled to one vote.
approve or initiate:

(1) removal of a general partner and the election of     Generally, matters submitted to the stockholders
a successor general partner, (2) election of successor   require the affirmative vote of stockholders holding
general partners, (3) termination and dissolution of     a majority of the number of votes cast either present
the partnership, (4) sale of substantially all of the    in person or by proxy at a duly convened meeting of
assets of the partnership, (5) a material change in      stockholders, except that the removal of directors
the partnership's three investment objectives as         and the amendment of certain sections of the Articles
described in the RAM-86 Prospectus, (6)voluntary         of Incorporation requires the affirmative vote of
assignment of the Administrative General Partner's       stockholders holding two-thirds of the number of votes
or Investment General Partner's interest in the          entitled to be cast on such proposals. The Bylaws of
partnership except as otherwise provided for in the      KFI require notice to be sent at least 10 days and not
Partnership Agreement, and (7) extension of the term     more than 60 days before the annual meeting of the
of the partnership. For purposes of obtaining written    stockholders to each stockholder entitled to vote at
votes, the Administrative General partner may require    such meeting or to each stockholder who, by law, under
a written response within a specified time, but not      the Articles of Incorporation or under the Bylaws is
less than 10 days nor more than 45 days.                 entitled to such notice.




You will be entitled to vote on certain matters as a stockholder of KFI that you currently cannot vote on in RAM-86, including the entitlement to vote in the annual election of directors.

Fiduciary Duties, Limitation of Liability and Indemnification Comparison


                     RAM-86                                                    KNIGHT FULLER
-----------------------------------------------------    -----------------------------------------------------
The general partners are accountable to your             The fiduciary duties of the directors of KFI are
partnership as fiduciaries and are required to           similar to those of the general partners' duties to
exercise good faith and integrity with respect to all    the limited partners of RAM-86. However, it is
dealings in RAM-86's affairs. The partnership            possible that the fiduciary duties of the directors
agreement generally provides that none of the general    of KFI to its stockholders could be less than the
partners will be liable to RAM-86 for any losses         general partners' fiduciary duties to you, which may
suffered by RAM-86 that arise out of any action or       result in decreased potential liability for the
inaction by the general partners, if the general         directors of KFI. Under Delaware General Corporate
partners in good faith determine that such course of     Law,  KFI's Articles presently limit the liability
conduct was in the best interests of RAM-86, provided    of its directors to its stockholders for money
that such course of conduct did not constitute           damages, except for liability: (1) for any
negligence or misconduct.                                transaction from which the director derived an
                                                         improper benefit; (2) for any breach of the directors'
The partnership agreement generally requires RAM-86      duty of loyalty to KFI or its stockholders; (3) for
to indemnify the general partners to the maximum         acts or omissions not in good faith or which  involve
extent permitted by law from any liability, loss or      intentional misconduct or a knowing violation of the
damage incurred by reason of an act performed or         law; and (4) under Section 174 of Delaware General
omitted to be performed by them, including costs and     Corporate Law.
expenses, provided that (1) the course of conduct was
determined to be in the best interest of RAM-86, and     KFI's Bylaws require KFI to indemnify its
(2) the course of conduct did not constitute             directors and officers to the fullest extent
negligence or misconduct.                                permitted by Delaware General Corporate Law.
                                                         Delaware General Corporate Law permits
                                                         indemnification to certain persons against
                                                         expenses and certain other liabilities arising out
                                                         of legal actions brought or threatened against
                                                         such persons for their conduct on behalf of a
                                                         corporation, provided that each such person
                                                         acted in good faith and in a manner consistant
                                                         with the best interests of such corporation and, in
                                                         the case of a criminal proceeding, had no reasonable
                                                         cause to believe his or her conduct
                                                         was unlawful. Delaware General Corporate Law
                                                         does not allow indemnification of directors in the
                                                         case of an action by or in the right of a
                                                         corporation (including stockholder derivative
                                                         suits) unless the directors successfully defend the
                                                         action or indemnification is ordered by the court.

                                                         KFI has also entered into indemnification agreements
                                                         with each of its directors and officers which, among
                                                         other things, require that KFI indemnify its
                                                         directors and officers to the fullest extent
                                                         permitted by law and advance to the directors and
                                                         officers all related expenses, including legal costs,
                                                         subject to reimbursement, if it is subsequently
                                                         determined that the indemnification is not permitted.


The rights of stockholders against management of KFI in certain circumstances are more limited than the rights you have against the General Partners.

Review of Books and Records Comparison


                     RAM-86                                                    KNIGHT FULLER
-----------------------------------------------------    -----------------------------------------------------
Under the Partnership Agreement and applicable law,      Under Delaware General Corporate Law, a stockholder is
you may be entitled to review and obtain quarterly       entitled, upon written demand, to inspect for any proper
reports (Form 10-Q filings), acquisition reports and     purposes during usual business hours, KFI's stock ledger,
ERISA reports as necessary, as well as other             a list of KFI's stockholders and its other books and
information maintained at the principal offices of       records, and to make copies or extracts therefrom. In
RAM-86. As a limited partner, you are also entitled      addition, KFI is required to prepare, at least 10 days
to a copy of a current list of the names and             before every meeting of the stockholders, a complete
addresses of limited partners in RAM-86 provided         list of the stockholders entitled to vote at the
written request has been made to the Administrative      meeting, arranged in alphabetical order, and showing the
General Partner and any necessary duplication fees       address of each stockholder and the number of shares
are paid.                                                registered in the name of each stockholder. Such list
                                                         must be available for examination by any stockholder,
                                                         for any purpose germane to the meeting, during ordinary
                                                         business hours, for at least 10 days prior to the meeting
                                                         either at the place where the meeting is to be held or
                                                         at a place in the city which is specified in the notice
                                                         of the meeting.

The right of stockholders to obtain an investor list is similar to your corresponding right in RAM-86.

Management Structure Comparison


                     RAM-86                                                    KNIGHT FULLER
-----------------------------------------------------    -----------------------------------------------------
With the exception of certain significant transactions   KFI will be managed by its Board of Directors and
which require your approval (such as a sale of all of    executive officers. The Board of Directors will be
RAM-86's assets), the general partners have exclusive    elected by the holders of Common Stock at the annual
authority and control over the management and operation  meeting of shareholders, whenever terms of existing
of RAM-86. You do not have the right to annually elect   Boardmembers' are set to expire.
the management of RAM-86. However, the management of
RAM-86 may be removed at any time by a vote of a
majority of the outstanding units of RAM-86.



Unlike limited partners in RAM-86, holders of Common Stock will vote to elect the directors of KFI.


Distribution & Distribution Policy Comparison


                     RAM-86                                                    KNIGHT FULLER
-----------------------------------------------------    -----------------------------------------------------
RAM-86 generally distributes available cash on a         At present, KFI does not intend to institute or make
quarterly basis. Amounts distributed to you              dividend payments of any kind to its stockholders.
historically have been derived from your share of
Adjusted Cash From Operations as defined in the
Partnership Agreement.


The Board of Directors will determine KFI's dividend policy in its sole discretion. KFI has never paid dividends, and does not intend to pay dividends for the foreseeable future.

Management Fee Comparison


                     RAM-86                                                    KNIGHT FULLER
-----------------------------------------------------    -----------------------------------------------------
The RAM-86 Partnership Agreement provides for the        KFI's management, consisting of its Co-Chief Executive
payment of the following fees to its general partners    Officers, each will be paid annual compensation equal
in consideration of their performance of certain         to 1% of the gross assets of KFI up to a maximum of
services on behalf of RAM-86: non-accountable expense    $500,000. Based upon the gross assets of RAM-86 at
reimbursement, evaluation fees, mortgage placement       12/31/01, each Co-CEO would have received a salary of
fees, asset management fees, mortgage servicing fees,    $26,000. All other operating and administrative
property management fees, subordinated incentive fees,   expenses typically associated with the operation of a
subordinated real estate commissions and insurance       public company will be paid by KFI.
commissions.

In no event shall the total of all front-end fees listed above, payable to the Partnership, exceed
18% of Gross Proceeds as defined in the RAM-86
Partnership Agreement.


RAM-86 currently pays its General Partners certain asset-based fees for management services, plus expense reimbursement for expenses incurred directly in the day-to-day management of its operations. These fees include an Asset Management Fee equal to 1/4% of total assets annually, a Mortgage Servicing Fee equal to 1/4% of any mortgages serviced annually, and a Property Management Fee for any properties managed. The General Partners are also entitled to 5% of any distributions paid by RAM-86. RAM-86 currently has no employees and does not pay any direct general and administrative overhead expenses apart from the asset based fees paid to the General Partners.

Upon consummation of the Restructuring, the Company will cease to pay any of the fees currently paid by RAM-86. Additionally, the General Partners will no longer be entitled to 5% of any future distributions. KFI will bear all of its own expenses, including the salaries of its officers and other employees. This arrangement is likely to increase the Company's expenses on an annual basis, and, unless KFI can substantially increase its assets and capitalization in the short term, could materially adversely affect its financial performance and the value of your Shares.

Taxation of Taxable Limited Partners Comparison


                     RAM-86                                                    KNIGHT FULLER
-----------------------------------------------------    -----------------------------------------------------
RAM-86 is not subject to federal income tax, but you     Generally, KFI is subject to federal, state and local
report your allocable share of partnership income or     income taxes.
loss on your tax return. Partnership distributions
are not taxable to you except to the extent such
distributions exceed your adjusted tax basis in
RAM-86.

Losses from RAM-86 constitute passive activity           In the event any dividends are declared and paid in
losses which, under the passive activity loss            the future, such dividends will be taxable as ordinary
limitation rules, cannot be deducted currently except    income, and stockholders will receive Form 1099-DIV's
to the extent of your passive activity income (if        for corporate dividends. Divendends and capital gains
any) from other investments.                             from Common Stock cannot be offset by passive activity
                                                         losses (including any unused passive activity losses
                                                         from RAM-86) in the case of stockholders who are subject
                                                         to the passive activity loss limitation. Unused passive
                                                         activity losses from RAM-86 generally could be deducted
                                                         when you sell all of your Common Stock. Any tax losses
                                                         of KFI will not pass through to stockholders, but will
                                                         reduce KFI's future taxable income.

Income from RAM-86 generally constitutes passive         As a stockholder, you generally will not be required to
activity income which, under the passive activity        file state income tax returns or pay state income taxes
loss limitation rules (but subject to other              outside your state of residence which respect to KFI.
applicable limitations), can be offset by passive        KFI must pay state income taxes in certain states where
activity losses from other investments.                  it is qualified to do business.

Generally, by March 15 of each year, you receive annual Schedule K-1 forms with respect to information for inclusion on your federal income tax returns.

Generally, you must file state income tax returns and may incur state income tax in various states in which RAM-86 owns mortgage loans.


Taxation of Tax-Exempt Limited Partners

[To be provided by amendment]

                                THE RESTRUCTURING

General

We are soliciting your approval of a Restructuring transaction in which RAM-86 would be restructured into an operating partnership controlled by KFI. You would receive one share of Common stock or one Unit in the Restructuring in exchange for each of your RAM-86 units.

As a result of the Restructuring, KFI's only asset will initially be its ownership interests in the operating partnership, KFI OP. KFI will be a limited partner of the operating partnership, as well as the general partner of the operating partnership. KFI will conduct all of the historic operations of RAM-86 through the operating partnership.

Following the Restructuring, KFI will have a Board of Directors consisting of two (2) directors. See KFI -- MANAGEMENT.

Mechanics of the Restructuring

The Restructuring will be accomplished by forming a new limited partnership, named KFI OP, that is wholly-owned by KFI and merging it with and into RAM-86 on the terms set forth in the Restructuring Agreement attached to this Proxy Statement/Prospectus as Appendix C. KFI OP will survive the merger as the operating partnership. As part of the merger, RAM-86's partnership agreement will be amended and restated in the form of Appendix B to this Proxy Statement/Prospectus. As part of the merger, each unit in RAM-86 will be converted into one KFI O.P. unit. Each limited partner will then be offered one share of KFI common stock in exchange for each KFI O.P. unit. The general partner interest in the operating partnership and OP Units held by KFI will not be redeemable for Common stock or cash.

Accounting Treatment

The transaction will be treated as a change in capital structure of RAM-86 and will be accounted for on a historical cost basis.


Effective Time

We will cause the Restructuring to become effective within ten business days of the later of (a) the business day following the last date on which Proxies may be received by the Information Agent in order to be valid; or(b) the business day on which the last of the conditions to the Restructuring are fulfilled or waived.

We will cause the Restructuring to become effective by filing certificates of merger and such other documents and instruments, as required by Delaware law, with the Office of the Secretary of State of the State of Delaware.

Conditions to the Restructuring

Our obligation to effect the Restructuring is subject to satisfaction of the following conditions:

o Approval of the Restructuring by limited partners holding a majority of the outstanding units in RAM-86

o This Proxy Statement/Prospectus has become effective and is not subject to any stop order or a proceeding seeking a stop order

o The issuance of securities in the Restructuring complies with all requirements of applicable state securities or blue sky laws

Fees and Expenses

All costs and expenses incurred in connection with the Restructuring will be paid by KFI, whether or not the Restructuring is consummated. The following is an estimate of such expenses.

Registration and Filing Fees                      $15,000
Legal Fees                                         20,000
Accounting Fees and Expenses                        5,000
Soliciation Fees and Expenses                      10,000
Printing and Postage Expenses                      10,000
Miscellaneous Expenses                              5,000
                                                  -------
     Total                                        $65,000

Potential Benefits of the Restructuring

We expect that the following benefits will result from the Restructuring.


Greater Liquidity.

Unlike units in RAM-86, Common stock may be listed on a national exchange in the future. As a result, stockholders in KFI may ultimately have greater liquidity than you currently have with respect to the existing limited and informal secondary market for units. Although there can be no guarantee that KFI will ever qualify for listing on a national exchange, we intend to qualify and list our stock on such an exchange within two years following the Merger. See THE RESTRUCTURING-- COMPARISON OF ALTERNATIVE CONSIDERATION- Secondary Market Prices.


Ability to Make New Investments

Unlike RAM-86, KFI will have the ability to make new investments. KFI may acquire new assets, securities, businesses or other investments as its officers see fit. The ability to make new investments will enable KFI to change its investment portfolio in response to changing market conditions and to avail itself of potentially favorable investment opportunities. However, there can be no assurance that suitable additional investments will be available on terms that would be favorable. Through such additional investments, KFI will attempt to maximize the value of Common stock.

Ability to Raise Capital

KFI will have the ability to borrow money and issue equity securities. The proceeds from such loans or equity issuances may be used to finance future investments, to improve existing investments, or for other purposes.


Elected Governance

Following the Restructuring, holders of Common stock will be entitled to elect directors of KFI by voting their shares. In addition, a vote of such stockholders holding a simple majority of the outstanding Common stock, voting as a group, generally may remove a director of KFI. Each year, holders of Common stock will elect KFI's directors, each of whom will serve for a one-year term.


Simplified Tax Reporting

If you receive Common stock, the Restructuring will result in simplified tax administration for many of you. You no longer will receive a Schedule K-1 (which is generally received in March), which complicates and typically leads to more costly tax return preparation, but instead will receive the simple and familiar Form 1099-DIV by January 31 of each year to report any taxable dividends from KFI.


Reduced State Income Tax Reporting

You generally will not be subject to state income tax or be required to file individual state income tax returns in states other than in your state of residence solely as a result of an investment in the Common Stock.

                         BACKGROUND OF THE RESTRUCTURING

Resources Accrued Mortgage Investors L.P.-Series 86 ("RAM-86") was organized as a Delaware limited partnership on September 25, 1985. The General Partners of RAM-86 are RAM Funding Inc. (the "Investment General Partner"), Resources Capital Corp. (the "Administrative General Partner"), and Presidio AGP Corp. (the "Associate General Partner"). The Administrative General Partner, the Associate General Partner and the Investment General Partner are collectively referred to herein as the "General Partners". The General Partners are all wholly owned subsidiaries of Presidio Capital Corporation, a British Virgin Islands corporation ("Presidio").

In 1986, RAM-86 sold, pursuant to a registration statement filed with the Securities Exchange Commission, 329,994 units of limited partnership interest (the "RAM-86 units") for gross proceeds aggregating $82,501,000. Net proceeds received by the Registrant from its offering, after organization and offering costs, were $78,582,310.

The principal business of RAM-86 is and has been to invest primarily in "zero coupon" first and junior mortgage loans ("Mortgage Loans") on properties owned or acquired principally by privately and publicly syndicated limited partnerships originally sponsored by affiliates of Integrated Resources, Inc.

("Integrated"), the original owner of the Investment General Partner. The Mortgage Loans generally had original terms of approximately twelve years (with a right to prepay with payment of a prepayment penalty between the eighth and ninth years and without penalty beginning in the tenth year) with all interest and principal due and payable at the maturity or prepayment of the Mortgage Loan. As of December 31, 2001, RAM-86's sole remaining asset was its interest in the Comfort Inn in Richmond, Virginia, which was acquired through foreclosure of one of the Mortgage Loans.

In October, 2001, certain representatives of Sutter Capital Management, LLC ("Sutter") approached the General Partners of RAM-86 about making a tender offer for units of RAM-86. After several discussions, the General Partners agreed to support the tender offer and to recommend that limited partners accept such offer if the per unit offer price was in excess of the General Partners' estimate of the per unit net asset value. On November 14, 2001, Sutter Opportunity Fund 2, LLC offered to acquire 100% of the outstanding units of RAM-86 for $7.50 per unit. The offer was contingent upon, among other things, receipt of at least 50% of the outstanding units through the offer.
The tender offer documents stated "The Purchasers currently intend to replace the General Partners with an affiliate of the Purchasers and to amend the Partnership to permit it to reinvest its current cash assets in additional ... investments. The Purchasers would not seek any liquidation of the Partnership in the near term, but would intend to operate the Partnership indefinitely." On December 27, 2001, three days prior to the expiration of the tender offer, Sutter contacted the General Partners offering to waive the contingencies in the offer in exchange for positive representation from the General Partners that, among other things, the partnership would not sell any assets nor distribute any cash prior to September 30, 2002. The General Partners agreed to these conditions, and on December 31, 2001, the tender offer expired with 119,307 units (36.15% of the total outstanding) validly tendered and accepted for purchase.

After subsequent discussions with the General Partners, Sutter decided not to attempt to replace the General Partners with a Sutter affiliate, as such a step is not necessary to complete the Restructuring and the Restructuring will accomplish the same purposes. If the Restructuring is consummated, the General Partners will receive a pro-rata share of KFI on the same economic terms as the limited partners. See - ALLOCATION OF COMMON STOCK AND KFI O.P. UNITS TO RAM-86 GENERAL PARTNERS. Additionally, the General Partners will have certain limited rights of redemption, which could require KFI to redeem the Common Stock or the Units issued to the General Partners for their cash value.

                        ALTERNATIVES TO THE RESTRUCTURING

In order to assist you in evaluating the Restructuring, we have compared the alternatives to the Restructuring discussed below. We are not proposing the alternatives discussed below, but rather are discussing them for comparison purposes only.

Continuation of RAM-86

Continuing RAM-86 outside of the Restructuring would provide you with continuity of your original investment. From its date of organization, RAM-86 has pursued the specific investment objectives set forth in RAM-86 agreement, and if continued, would continue to pursue those investment objectives. If we continue RAM-86, you would have the opportunity to realize any potential benefits of owning RAM-86's existing property over the remaining term of RAM-86.

We do not believe that continuation of RAM-86 outside of the Restructuring provides you with as many benefits as the Restructuring. As a limited partner, you hold an investment in a fixed property portfolio. RAM-86 is not permitted to make additional investments. This means that in order to maximize returns to limited partners, your General Partners must wait for the optimum time to sell RAM-86's property, rather than improving the investment portfolio owned by RAM-86. In addition, there currently is no active trading market for RAM-86 units. The limited number of units of RAM-86 that recently have been sold on the informal secondary market for units have been sold at substantial discounts to the net asset value of RAM-86 (except for units sold to Sutter in the recent tender offer. See "BACKGROUND OF THE RESTRUCTURING.")

Liquidation and Dissolution of RAM-86

Another hypothetical alternative is to liquidate RAM-86 by selling all of its assets at the best possible price. A benefit from liquidation would be that you no longer would be subject to the risks associated with owning real estate. Nevertheless, we believe that it would not be in your best interest to liquidate RAM-86 at this time. If RAM-86 liquidated, it would sell its assets, pay off existing liabilities, distribute the cash proceeds in accordance with RAM-86 agreement, and then dissolve. We do not believe that now is an opportune time to liquidate RAM-86. In addition, liquidating RAM-86's property would not be in your best interests because selling properties on a liquidation basis often results in the owners receiving significantly less than market value. Furthermore, because of the weak economy in general, a decline in travel due to the events of September 11, 2001, and the weak hospitality industry in particular, we believe this would be an inopportune time to sell RAM-86's hotel. In fact, the General Partners marketed the hotel for sale in late 2001, and did not receive any bids that would have resulted in any net proceeds, after transaction costs and the repayment of the mortgage, to RAM-86. We have estimated the liquidation value of your units as of September 30, 2001 to be $7.36 per unit

                          RECOMMENDATIONS AND FAIRNESS

Knight Fuller, Inc.'s Statement

We have neither sought nor obtained any independent opinion on the fairness of the transaction to limited partners. Nevertheless, we believe that the Restructuring is fair and in the best interest of limited partners. Accordingly, we recommend that you vote YES to approve the Restructuring. Our belief is based on the following factors.

In recommending the Restructuring, we concluded that the Restructuring provides greater benefits than any of the potential alternatives to the Restructuring discussed under THE RESTRUCTURING -- ALTERNATIVES TO THE RESTRUCTURING. Specifically, you will own an investment in a company with investment flexibility superior to RAM-86. As currently structured, RAM-86 is not permitted to raise additional capital or acquire additional properties or other non-mortgage related assets. Consequently, you currently own an investment in a fixed real estate portfolio. We do not believe liquidation is an attractive alternative since it is not an opportune time to liquidate RAM-86. As a result of the inherent discount that generally results in forced portfolio liquidations, a current liquidation of RAM-86 would result in a substantial and permanent loss to limited partners.

In determining that the Restructuring is fair and in your best interest, we considered, but did not accord significant weight to, either current or historic market prices of units or liquidation value or net book value of units. We did not give significant weight to the market value of units because we do not believe that the informal secondary market for units accurately reflects the value of RAM-86's assets. As noted, we do not believe it is an opportune time for liquidation, and therefore did not give significant weight to liquidation value. Finally, we do not believe net book value is a meaningful measure of RAM-86's assets.

                     COMPARISON OF ALTERNATIVE CONSIDERATION

Secondary Market Prices

There is no formal trading market for the units in RAM-86. Secondary market sales activity for the units, including privately negotiated sales, has been limited. At present, privately negotiated sales and sales through intermediaries (e.g., through the auction system operated by American Partnership Board, Inc., which publishes sell offers by holders of units) are the only means available to a limited partner to liquidate an investment in units because the units are not listed or traded on any exchange or quoted on any NASDAQ list or system.

The following table sets forth the number and prices of units sold during the twelve months preceding this filing as reported by Partnership Spectrum, an independent research firm. These prices do not take into account commissions and other transactional costs which sellers of units may be required to pay (which typically range between 8% and 10% of the reported selling price). Furthermore, there can be no assurance as to the accuracy or completeness of anecdotal reporting information published by the independent source.

              SECONDARY MARKET PRICES AND TRADING VOLUME (RAM-86)
       (For the most recent twelve month period ending January 31, 2002)

                                  Price Per Unit                  Volume
----------------------  --------------------------------  ----------------------
  Dates                         Ranges        Wtd. Avg.     Units      Dollars
----------------------  -------------------  -----------  ----------------------

 02/01/01 - 03/31/01       $5.00 - $9.25        $7.19         520        $3,739
 04/01/01 - 05/31/01       $5.00 - $8.00        $5.83         218        $1,271
 06/01/01 - 07/31/01       $4.00 - $7.10        $6.45         218        $1,406
 08/01/01 - 09/30/01       $5.72 - $6.50        $6.23       1,187        $7,395
 10/01/01 - 11/30/01       $5.85 - $6.66        $6.18         281        $1,737
 12/01/01 - 01/31/02       $5.00 - $5.85        $5.58         508        $2,835

                    Totals                                  2,932       $18,382

                    Mean   $5.10 - $7.23        $6.24

--------------------------------
Notes:
Bold numbers indicate low and high price ranges for all date ranges provided.
Source: Data obtained from Partnership Spectrum.



Liquidation Values

RAM-86 is not required to liquidate at the present time. In addition, we do not believe that now is an opportune time to sell RAM-86's remaining property. In fact, the General Partners marketed the hotel for sale in late 2001, and did not receive any bids that would have resulted in any net proceeds, after transaction costs and the repayment of the mortgage, to RAM-86. We have therefore estimated the liquidation value of your units as of September 30, 2001 to be $7.36 per unit, based solely upon the cash balances in the partnership.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

It is not possible at this time to estimate the percentage beneficial ownership of Units or Common Stock that will be held by any person or entity following consummation of the Restructuring because it is not yet known whether the general and limited partners of RAM-86 will elect to receive Common Stock or Units, or some combination thereof. The following table shows the total number of units in RAM-86 held by our affiliates as of March 31, 2002.


                                       Number of Units         Percent of
Name of Beneficial Owner              Beneficially Owned   Outstanding LP Units
----------------------------------    ------------------   --------------------

Sutter Opportunity Fund 2, LLC (1)              119,307                 36.15%



---------------------------
Notes:
(1) Sutter Opportunity Fund 2, LLC is an investment fund 100% controlled and managed by Sutter Capital Management, LLC, which in turn is managed by Robert E. Dixon, co-chief exectutive officer and director of KFI.

                             SELECTED FINANCIAL DATA

Set forth below is certain selected financial data for the periods indicated, on a historical basis and on a pro forma basis as if the Restructuring was consummated on January 1, 2001 with respect to the year ended December 31, 2001. The pro forma balance sheet information is presented as if the Restructuring was consummated on January 1, 2001. The information set forth below should be read in conjunction with the Financial Statements of RAM-86, the Pro Forma Financial Information of KFI and Management's Discussion and Analysis of the Financial Condition and Results of Operations, appearing elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference.


(dollars in thousands)

                                                For the years ended December 31,
                                           -----------------------------------------------------------------
                                                                                                   KFI
                                                                                               Consolidated
                                                                 RAM-86                         Pro Forma
                                           -----------------------------------------------------------------
                                              1997      1998      1999      2000     2001          2001
                                           ------------------------------------------------  ---------------
Income Statement Data
  Total Revenue                              $2,243    $3,162    $3,303    $2,382   $1,423        $1,423
  Total Costs & Expenses(1)                   3,469       648      (750)   (2,820)   1,797         2,097
  Net Income (Loss):                         (1,226)    2,514     4,054     5,202     (374)         (674)
   - Attributable to Limited Partners        (1,164)    2,388     3,851     4,942     (355)         (640)
   - Attributable to General Partners           (61)      126       203       260      (19)          (34)

Balance Sheet Data
  Cash & Equivalents                         $8,273    $4,639    $7,640    $2,604   $2,472        $2,407
  Total Assets                               13,754     8,786    11,829     6,221    5,797         5,732
  Total Liabilities                           5,477     4,996     3,985     3,385    3,335         3,335
  Limited Partners' Equity                    7,863     3,601     7,452     2,695    2,339           n/a
  General Partners' Equity                      414       189       392       142      123           n/a
  Total Stockholders' Equity                    n/a       n/a       n/a       n/a      n/a         2,397

Per Unit Financial Data(2)
  Net Income (Loss)                          ($3.53)    $7.24    $11.67    $14.97   ($1.08)          n/a
  Earnings Per Share(3)                         n/a       n/a       n/a       n/a      n/a        ($1.85)
  Cash Distributions                          12.00     20.15         -     29.39        -           n/a
  Book Value                                  23.83     10.91     22.58      8.17     7.09          6.58
  Ratio of Earnings to Total Assets             n/m      0.29      0.34      0.84      n/m           n/m

-----------------------------------

Notes:
     (1) Includes recovery of loan losses (an offset to expenses) in fiscal years 1998, 1999 and 2000.
     (2) Based on 17,369 general partnership units outstanding and 330,004 limited partnership units outstanding.
     (3) Based on 364,302 shares of common stock outstanding upon conversion and after giving effect to the merger.
     n/a = not applicable
     n/m = not meaningful
Source(s): SEC filings for Resources Accrued Mortgage Investors, L.P. - Series 86.

                HISTORICAL AND PRO FORMA MANAGEMENT COMPENSATION

(dollars in thousands)

                                                                        KFI
                                             RAM-86                 Consolidated
                                 For the years ended December 31,     Pro Forma
------------------------------------------------------------------  ------------
                             1997    1998    1999    2000    2001       2001
------------------------------------------------------------------  ------------

General Partners'
     Compensation(1)         $504    $602    $903    $508      $0        n/a

Executive Salaries(2)         n/a     n/a     n/a     n/a     n/a       $115

     Total                   $504    $602    $903    $508      $0       $115

------------------------------------------------------------------  ------------
Distributions Paid to the
     General Partners        $208    $350      $0    $511      $0        n/a

---------------------------------
Notes:

     (1) Includes: Asset Management Fees, Administrative Fees, Evaluation fees, Mortgage Placement Fees, Mortgage Servicing Fees, Property Management Fees, Subordinated Incentive Fees, Subordinated Real Estate Commissions and Insurance Commissions, and Non-accountable expense reimbursement.
     (2) Based on 2% of pro forma Total Assets of $5,746,914; excludes non-accountable expense reimbursement (G&A).
     n/a = not applicable
Source(s): Company SEC filings.



                      MANAGEMENT'S DISCUSSION AND ANALYSIS

General

The Company intends to actively seek, acquire and/or hold for investment assets or shares of public or private entities across a broad range of industries with the primary goal of creating lasting shareholder value. Currently, the Company's management has identified and entered into negotiations with Resources Accrued Mortgage Investors, L.P. - Series 86 ("RAM-86") for the purpose of merging RAM-86 with and into the Company, which will result in the Company becoming a publicly held entity. The Company's management intends to identify and pursue additional acquisition candidates once the merger with RAM-86 has been consummated, but at present, it has no other particular acquisitions in mind and has not entered into any negotiations, preliminary or otherwise, regarding any further acquisitions as of the date of this registration statement.

At first, any business combination or transaction will likely result in increased investment risks, and in a significant issuance of shares causing substantial dilution of earnings and ownership to present shareholders of the Company. However, as the Company's assets grow and become diversified across various companies in a range of industries, investment risks and dilution will likely decrease over time.

The Company has, and is anticipated to have for the near term, very little capital and assets to offer shareholders of any initial acquisition candidates. However, management believes the Company will be able to offer shareholders of acquisition candidates: (1) liquidity through ownership in a public company; (2) maintenance of operating control of their respective companies; (3) diversification through partial ownership of a number of companies in a broad range of industries; and (4) all of the benefits of ownership in a publicly registered company without incurring the costs of going public or the requisite burdens of regular SEC filings or full disclosure, which will be borne by the Company. The owners of the acquisition candidates will, however, incur legal and accounting costs in connection with the acquisition of their businesses, including the costs of preparing Form 8-K's, 10-K's and other necessary SEC filings, agreements and related reports and documents. The Securities Exchange Act of 1934 (the "34 Act"), specifically requires that any merger or acquisition candidate comply with all applicable reporting requirements, which include providing audited financial statements to be included within all filings necessary for compliance with the 34 Act.

The Company is subject to all of the reporting requirements included in the 34 Act. Included in these requirements is the affirmative duty of the Company to file independent audited financial statements as part of its Form 8-K to be filed with the Securities and Exchange Commission upon consummation of a merger or acquisition, as well as the Company's audited financial statements included in its annual report on Form 10-K (or 10-KSB, where applicable).

Liquidity and Capital Resources

The Company's balance sheet at inception reflects a total asset value of $50,000 in the form of capitalized organizational costs.

Upon consummation of the merger with Ram-86, the Company's pro forma balance
sheet as of March 31, 2002, will reflect current assets of [         ], total
assets of [         ] and total shareholder's equity of [         ].

Results of Operations

During the period from ___________, 2002 (inception) through ___________, 2002, the Company engaged in no significant operations other than organizational activities, initial capitalization and preparation for registration of its securities under the 34 Act, as amended. The Company generated no revenue during this period.

The Company anticipates that, until the merger with RAM-86 is completed, it will not generate revenue other than interest income, and may continue to operate at a loss for a time following completion of the merger, depending upon the performance of RAM-86.

Need for Additional Financing

The Company believes that its pro forma capital will be sufficient to meet its cash needs, including the costs of compliance with the reporting requirements of the 34 Act, as amended, for a period of approximately one year. However, there can be no assurance that the Company's available funds or cash flow from its existing businesses will be adequate to allow for the completion of any subsequent acquisitions. Given management's intention to grow assets through value-driven acquisitions, the Company's needs for additional financing are likely to increase substantially in the future depending upon the size of a particular acquisition candidate and the Company's available financial resources at the time.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") issued by the Financial Accounting Standards Board ("FASB"), under which deferred tax assets and liabilities are provided on differences between the carrying amounts for financial reporting and the tax basis of assets and liabilities for income tax purposes using the enacted tax rates.

Under SFAS 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods. A valuation allowance is recognized if, on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Significant Accounting Pronouncements

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") is effective for specific transactions entered into after December 15, 1995. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning no later than December 15, 1995. The new standard established a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments.

SFAS No. 141 "Business Combinations" requires usage of the purchase method for all business combinations initiated after June 30, 2001, and prohibits the usage of the pooling of interests method. The provisions of SFAS No. 141 relating to the application of the purchase method are generally effective for business combinations completed after July 1, 2001.

SFAS No. 142 "Goodwill and Other Intangible Assets" changes the current accounting model that requires amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests. SFAS No. 142 also provides guidance on accounting for identifiable intangible assets that may or may not require amortization.

SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" generally retains the basic accounting model for the identification and measurement of impairments to long-lived assets to be held and such assets to be disposed. SFAS No. 144 also addresses several implementation and financial statement presentation issues not previously addressed under GAAP.

The Company does not expect adoption of the above accounting standards to have a material effect on its financial position or results of operations.

Federal Income Tax Aspects of Investing in the Company

The discussion contained herein has been prepared by the Company and is based on existing law as contained in the Code, amended United States Treasury Regulations ("Treasury Regulations"), administrative rulings and court decisions as of the date of this Registration Statement. No assurance can be given that future legislative enactments, administrative rulings or court decisions will not modify the legal basis for statements contained in this discussion. Any such development may be applied retroactively to transactions completed prior to the date thereof, and could contain provisions having an adverse affect upon the Company and the holders of the Common Stock. In addition, several of the issues dealt with in this summary are the subjects of proposed and temporary Treasury Regulations. No assurance can be given that these regulations will be finally adopted in their present form.

Basis in Common Stock

Generally, the tax basis that you will have in the Common Stock will equal your cost in acquiring the Common Stock. If you acquire Common Stock at different times or at different prices, you must maintain records of those transactions so that you can accurately report gain or loss realized upon disposition of the Common Stock.

Dividends on Common Stock

Any future distributions made by the Company with respect to the Common Stock will be characterized as dividends that are taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits ("earnings and profits"), if any, as determined for U.S. federal income tax purposes. To the extent that a distribution on the Common Stock exceeds the holder's allocable share of the Company's earnings and profits, such distribution will be treated first as a return of capital that will reduce the holder's adjusted tax basis in such Common Stock, and then as taxable gain to the extent the distribution exceeds the holder's adjusted tax basis in such Common Stock. The gain will generally be taxed as a long-term capital gain if the holder's holding period for the Common Stock is greater than one year.

The availability of earnings and profits in future years will depend on future profits and losses that cannot be accurately predicted. Thus, there can be no assurance that all or any portion of a distribution on the Common Stock will be characterized as a dividend for general income tax purposes.

Corporate shareholders will not be entitled to claim the dividends received deduction with respect to distributions that do not qualify as dividends. See the discussion regarding the dividends received deduction below.

Redemption of Common Stock

The Company does not have the right to redeem any Common Stock. However, any redemption of Common Stock, with the consent of the holder, will be a taxable event to the redeemed holder.

The Company does not believe that the Common Stock will be treated as debt for federal income tax purposes. However, in the event that the Common Stock is treated as debt for federal tax purposes, a holder generally will recognize gain or loss upon the redemption of the Common Stock measured by the difference between the amount of cash (or the fair market value of property received) and the holder's tax basis in the redeemed Common Stock. To the extent the cash or property received are attributable to accrued interest, the holder may recognize ordinary income rather than capital gain. Characterization of the Common Stock as debt would also cause a variety of other tax implications, some of which may be detrimental to either the holders, the Company, or both (including, for example, original issue discount treatment to investors). Potential investors should consult their tax advisors as to the various ramifications of common stock characterized as debt for federal income tax purposes.

Other Disposition of the Common Stock

Upon the sale or exchange of shares of Common Stock, to or with a person other than the Company, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted basis in such stock. Any capital gain or loss recognized will generally be treated as a long-term capital gain or loss if the holder held such stock for greater than one year. For this purpose, the period for which the Common Stock was held would be included in the holding period of the Common Stock received upon a conversion.

State, Local and Foreign Taxes

In addition to the federal income tax consequences described above, prospective investors should consider potential state, local and foreign tax consequences of an investment in the Common Stock.

           ERISA CONSIDERATIONS FOR TAX-EXEMPT INVESTORS/SHAREHOLDERS

Title I of ERISA includes provisions governing the responsibility of fiduciaries to their Qualified Plans. Qualified Plans must be administered according to these rules. Keogh plans that cover only partners of a partnership or self-employed owners of a business are not subject to the fiduciary duty rules of ERISA, but are subject to the prohibited transaction rules of the Code. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a Qualified Plan is considered to be a fiduciary of such Qualified Plan (subject to certain exceptions not here relevant).

ERISA Section 404(a)(1) requires a fiduciary of a Qualified Plan to "discharge his duties with respect to a plan solely in the interest of the participants and beneficiaries and (A) for the exclusive purpose of: (i) providing benefits to participants and their beneficiaries, and (ii) defraying reasonable expenses of administering the plan; (B) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; (C) by diversifying the investments of a plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and (D) in accordance with the documents and instruments governing the plan."

FIDUCIARIES WHO BREACH THE DUTIES THAT ERISA IMPOSES MAY SUFFER A WIDE VARIETY OF LEGAL AND EQUITABLE REMEDIES, INCLUDING (i) THE REQUIREMENT TO RESTORE QUALIFIED PLAN LOSSES AND TO PAY OVER ANY FIDUCIARY'S PROFITS TO THE QUALIFIED PLAN; (ii) REMOVAL AS FIDUCIARY OF THE QUALIFIED PLAN; AND (iii) LIABILITY FOR EXCISE TAXES THAT SECTION 4975 OF THE CODE IMPOSES.

                                     VOTING

Your vote is important. Please complete and sign the enclosed Proxy and return it to the Information Agent by mail in the enclosed pre-addressed, postage paid envelope or by facsimile to Sutter Capital Management, LLC, 150 Post Street, Suite 405, San Francisco, California 94108, Attn: Karen Lamont.

General

This Proxy Statement/Prospectus is accompanied by a separate Proxy in the form of Appendix A attached to this Proxy Statement/Prospectus. You may take one of the following actions with respect to the Restructuring:

Vote "YES" -- I vote to approve the Restructuring.

or

Vote "NO" -- I vote not to approve the Restructuring.

or

Abstain from voting (abstentions will constitute "NO" votes)

We strongly urge you to vote YES to approve the Restructuring.

If you vote YES, you may elect to receive either (a) Common Stock, or (b) Units, in exchange for RAM-86 units. A "YES" vote also will constitute your approval to amend and restate the RAM-86 Partnership Agreement in the form of Appendix B. If you vote YES and do not elect Common Stock or Units, you will receive Common Stock.

If you vote NO and the Restructuring is nonetheless approved, you will receive Common Stock. A NO vote will be a vote against the amendment and restatement of the RAM-86 Partnership Agreement.

If you abstain or fail to return a Proxy and the Restructuring is nonetheless approved, you will receive Common stock.

Vote Required

The vote of limited partners holding a majority of the outstanding units of RAM-86 is required for approval of the Restructuring. This Proxy Statement/Prospectus constitutes our solicitation of you to the Restructuring, including all such actions required by RAM-86 to consummate the Restructuring. Affiliates of the current shareholders of KFI, who own 36.2% of the units, intend to vote YES to approve the Restructuring.

Voting Procedure

Please complete, sign and return the enclosed Proxy to the Information Agent in the enclosed pre-addressed, postage paid envelope no later than __________ __, 2002, unless, in our discretion, we extend the solicitation period to a later date which is no later than _____________ ____, 2002 (the last day of the solicitation period is herein referred to as the Expiration Date).

                            The Information Agent is:

                            Sutter Capital Management, LLC
                            150 Post Street, Suite 405
                            San Francisco, CA 94108
                            Facsimile: (415) 788-1515

You may withdraw a Proxy at any time before the Expiration Date by delivering to the Information Agent written notice of your withdrawal. You may change a Proxy at any time before the Expiration Date by delivering to the Information Agent a duly completed and signed substitute Proxy, together with a letter indicating that your prior Proxy has been revoked.

You must vote all of your units in the same way. If you return a signed Proxy but do not indicate a vote (i.e., YES, NO or ABSTAIN) as to the Restructuring, you will be deemed to have voted YES for approval of the Restructuring and shall receive Common Stock in exchange for your RAM-86 units.

The Restructuring will be approved when limited partners holding a majority of the outstanding RAM-86 units have consented to the Restructuring but in no event prior to _____ __, 2002. The Information Agent will tabulate all of the Proxies received.

The Restructuring will apply prospectively from and after the date it becomes effective. If the Restructuring becomes effective, you will be bound by its terms, whether or not you vote in favor of it.

Delivery of a Proxy is at your risk. The Proxy will be effective only when it is actually received by the Information Agent. A pre-addressed, postage paid envelope to be used in returning completed Proxies has been included with this Proxy Statement/Prospectus.

Record Date and Outstanding Units

If you are a limited partner at the close of business on __________ ___, 2002 (the Record Date) you will be entitled to one vote for each unit held. On the Record Date there were 330,004 Units outstanding held by [ ] limited partners, including 119,307 units (or 36.2% of the outstanding units) owned by our affiliates.

Effect of Voting to Approve the Restructuring

Your vote to approve the Restructuring will constitute your approval to the following:

(1) the merger of RAM-86 on substantially the terms provided in the Merger Agreement attached as Appendix C;

(2) the amendment and restatement of the RAM-86 Partnership Agreement as set forth on Appendix B;

(3) the receipt of either Common Stock or Units depending upon how you voted or what you elected to receive; and

(4) the taking of any and all actions that we consider necessary or advisable to consummate the Restructuring, including all transactions related to the Restructuring described in this Proxy Statement/Prospectus.

Solicitation of Votes; Solicitation Expenses

We may solicit your approval of the Restructuring. Our employees may solicit approval of the Restructuring by use of the mails, by telephone, telegram, or other means. Solicitation expenses will be paid and allocated as set forth under THE RESTRUCTURING -- FEES AND EXPENSES. No party soliciting approval of the Restructuring will receive compensation contingent on the outcome of their solicitation efforts or the approval of the Restructuring.

Investor Lists

Subject to certain limitations, you may be permitted to inspect and obtain copies of RAM-86's books and records, including records listing the names, addresses and percentage interests held by each general partner and limited partner. Under Rule 14a-7 of the 34 Act, we will, at your option, either (a) mail (at your expense) to the limited partners you designate copies of any proxy statement, proxy form or other soliciting material that you furnished to us, or
(b) deliver to you (at your expense), within five business days of the receipt of the request, a reasonably current list of the names and addresses of the limited partners. In connection with a request under Rule 14a-7 of the 34 Act, we are obligated, upon your written request, to deliver to you (1) a statement of the approximate number of limited partners in RAM-86, and (2) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such limited partners.

                               KNIGHT FULLER, INC.

General

KFI was recently formed for purposes of the Restructuring. KFI's principal executive offices are located at 150 Post Street, Suite 405 San Francisco, CA 94108. Our telephone number is (415) 788-1441.

We are soliciting your approval of a Restructuring transaction in which RAM-86 would be restructured into an operating partnership controlled by KFI. You would receive one share of Common stock in the Restructuring in exchange for each of your RAM-86 units.

KFI O.P. will conduct its operations, including the historic operations of RAM-86, through the operating partnership. KFI intends to form other subsidiaries, in addition to KFI O.P., that will operate outside of and independently of KFI O.P.

As a result of the Restructuring, KFI's only asset will initially be its ownership interests in KFI O.P. KFI will be a limited partner of the operating partnership, as well as the general partner of the operating partnership. Upon consummation of the Restructuring, KFI intends to pursue other investment opportunities. Such investments may be made using cash or securities issued by KFI. As such, it is unlikely that the Operating Partnership will remain KFI's only assets. It is also likely that one or more transactions will result in the issuance of additional securities by KFI, including common or preferred stock, which would dilute your interest in KFI and KFI O.P., unless you retain Units.

Objectives and Strategies

KFI is a holding company. KFI's primary business objective following the Restructuring will be to maximize the value of Common stock. KFI's strategy is to acquire or to make significant investments in existing businesses, whether public or private, in various industries for the purposes of creating, managing and owning a well diversified portfolio of investments designed to provide lasting shareholder value.

Other Assets and Liabilities

Following the Restructuring, the operating partnership will continue to own the other assets of RAM-86. These other assets include, among other things, cash and cash equivalents totaling approximately $[ ], as of March 31, 2002. KFI O.P. will also continue to be subject to the liabilities of RAM-86. These liabilities, totaling approximately $[ ] as of March 31, 2002, consist primarily of RAM-86's notes payable. The assets of the operating partnership as of the date of the Restructuring will be reduced on account of the expenses associated with the Restructuring.

Dividend Policy

KFI has never paid a dividend. KFI has no plans to pay a dividend in the foreseeable future.

Management

Name                       Age         Title
--------------------     -------       ---------------------------------------
Robert E. Dixon            31          Co-Chairman, Co-Chief Executive Officer

William G. Knuff, III      35          Co-Chairman, Co-Chief Executive Officer

ROBERT E. DIXON has been co-chairman and co-chief executive officer of KFI since it was formed in April 2002. He has served as a director and co-chief executive officer of Sutter Holding Company, Inc. (formerly Shochet Holding Corp.) since March 2002. Since 1998, Mr. Dixon has served as the managing member of the venture capital investment firm of Sutter Capital Management LLC. Prior to 1998, Mr. Dixon was attending business school.

WILLIAM G. KNUFF, III has been co-chairman and co-chief executive officer of KFI since it was formed in April 2002. He has served as a director and co-chief executive officer of Sutter Holding Company, Inc. (formerly Shochet Holding Corp.) since March 2002. Since August 2001, Mr. Knuff has acted as a principal of Sutter Capital Management LLC. Mr. Knuff has also acted as a consultant to RegalRetreats, LLC, an online luxury property registry, since he started it in May 2000 and to GainsKeeper, Inc., a provider of automated financial tools and services for the investment community, since May 1999. From August 1998 until joining Sutter Capital Management LLC, he worked as a senior associate in investment banking at Robertson Stephens, Inc. Prior to 1998, Mr. Knuff was attending business school.

Compensation of Directors and Executive Officers

KFI does not initially intend to compensate its directors. In the event the Board of Directors is expanded in the future, and independent directors are added, it is likely that KFI would compensate such independent directors. KFI intends to compensate its Executive Officers in a manner competitive with compensation generally paid to similarly situated employees. See COMPARISON OF FEES.

Committees of the Board of Directors

The Board of Directors will not initially form any committees. KFI will be reliant upon its two directors, who are also Executive Officers of the Company, to perform all the functions of the Board of Directors.

The Board of Directors may from time to time elect to expand the membership of the Board of Directors, and to establish certain committees to facilitate the management of KFI.

Beneficial Ownership of Common Stock by Certain Persons

It is not possible at this time to estimate the percentage beneficial ownership of KFI O.P. Units or Common Stock that will be held by any person or entity following consummation of the Restructuring because it is not yet known whether the general and limited partners will elect to receive Common Stock or KFI O.P. Units, or some combination thereof. The following table shows the total number of units in RAM-86 held by our affiliates as of March 31, 2002. See also SUMMARY -- ALLOCATION OF COMMON STOCK AND KFI O.P. UNITS.

                KFI OPERATING PARTNERSHIP AND THE KFI O.P. UNITS

General

Following the Restructuring, RAM-86 will become the operating partnership and will continue to exist and own and operate its assets and properties. As part of the Restructuring, the name of RAM-86 will be replaced with KFI O.P.

Organization Term

KFI O.P. was organized under the laws of the State of Delaware in April, 2002. As amended pursuant to the Restructuring, the operating partnership's partnership agreement will provide for perpetual existence.

Ownership of Properties

Following the Restructuring, legal title to the interests in the properties, currently held by RAM-86, will be held by KFI O.P. No specific assets have been identified for sale, financing or purchase following the Restructuring.

Partnership Agreement

As part of the Restructuring, RAM-86's Partnership Agreement will be amended and restated to become the partnership agreement of KFI O.P. The form of Second Amended and Restated Agreement of Limited Partnership is attached as

Appendix B to this Proxy Statement/Prospectus. The following is a summary of the operating partnership's partnership agreement (the Partnership Agreement).

Management

Pursuant to the Partnership Agreement, KFI, as the sole general partner of the operating partnership, has full, exclusive and complete responsibility and discretion in the management, operation and control of the operating partnership. No limited partner may take part in the operation, management or control of the business of the operating partnership by virtue of being a holder of Units.

All historical operations of RAM 86 must be conducted through KFI O.P.

Removal of the General Partner

The Partnership Agreement provides that the limited partners may not remove KFI as general partner of the operating partnership.

Amendments to the Partnership Agreement

Amendments to the Partnership Agreement may be proposed only by KFI. Generally, the Partnership Agreement may be amended with the approval of KFI, as general partner, and limited partners holding a majority of the Units. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of a limited partner, alter or modify the right of redemption described below, or amend the events of dissolution must be approved by KFI and each limited partner that would be adversely affected by such amendment. Notwithstanding the foregoing, KFI, as general partner, will have the power, without the consent of the limited partners, to amend the Partnership Agreement as may be required to (1) add to the obligations of KFI as general partner or surrender any right or power granted to KFI as general partner; (2) reflect the admission, substitution, termination or withdrawal of partners in accordance with the Partnership Agreement; (3) establish the rights, powers, duties and preferences of any additional partnership interest issued in accordance with the terms of the Partnership Agreement; (4) reflect a change of an inconsequential nature that does not materially adversely affect the limited partners, or cure any ambiguity, correct or supplement any provisions of the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that are not otherwise inconsistent with the Partnership Agreement or law; (5) impose limitations on redemptions of Units as necessary or appropriate to ensure that the operating partnership is not treated as publicly-traded partnership; (6) acquire additional properties or borrow on behalf of KFI O.P., or (7) satisfy any requirements of federal or state law.

Transfer of KFI O.P. Units; Substitute Limited Partners

The Partnership Agreement generally provides that limited partners may not transfer their Units without first converting them to Common Stock. Shares of KFI common stock are transferable. However, limited partners may substitute a transferee as a limited partner with the prior written consent of KFI, which may be granted or withheld in its sole discretion.

Exculpation and Indemnification of General Partner

The Partnership Agreement generally provides that KFI, as general partner of the operating partnership, will incur no liability to the operating partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if KFI carried out its duties in good faith. In addition, KFI is not responsible for any misconduct or negligence on the part of its agents, provided it appointed such agents in good faith. KFI may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that KFI reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The Partnership Agreement also provides for indemnification of KFI, the directors and officers of KFI, and such other persons as KFI may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses, including legal fees, actually incurred by such person in connection with the preceding unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the preceding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Tax Matters

KFI will be the tax matters partner of the operating partnership and, as such, will have the authority to make tax elections under the Code on behalf of KFI O.P.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma balance sheet as of December 31, 2001 and the unaudited pro forma statement of operations for the year ended December 31, 2001 of Resources Accrued Mortgage Investors, LP - Series 86 ("RAM-86") and Knight Fuller, Inc. ("KFI"), reflect adjustment columns for the conversion of partnership units into shares of common stock ("Capitalization" column) and for expenses related to the transaction ("Adjustments" column) and have been prepared from the historical financial statements of RAM-86. The pro forma balance sheet assumes the proposed transaction occurred on December 31, 2001, and the pro forma statement of operations assumes that the transaction occurred at the beginning of the period presented. The pro forma statement of operations is not necessarily indicative of the actual results that would have occurred had the pro forma transaction been consummated on the first day of the period or of future operations. The unaudited pro forma financial data must be read in conjunction with the notes thereto and with the historical financial statements and the related notes incorporated by reference in the accompanying prospectus.

                               KNIGHT FULLER, INC.
                             Pro Forma Balance Sheet
                              as of March 31, 2002

(dollars in thousands)
                              Historical                            Pro Forma
-----------------------------------------  ----------------------------------------------------------
                                                                                          KFI
As of December 31, 2001         RAM-86        Capitalization        Adjustments       Consolidated
---------------------------  ------------  --------------------  -----------------  -----------------
Assets:
     Cash & Cash
          Equivalents           $2,472                               ($65) (5)           $2,407
     Real Estate, net            3,240                                                    3,240
     Other Assets                   85                                                       85
---------------------------  ------------  --------------------  -----------------  -----------------
               Total Assets     $5,797                  $0               ($65)           $5,732
                             ============  ====================  =================  =================
Liabilities and
       Partners' Equity:

Liabilities:
     Mortgage Loan
          Payable                                     $3,119                             $3,119
     Accounts Payable and
          Accrued Exp.                                   215                                215
                             ------------  --------------------  -----------------  -----------------
           Total Liabilities    $3,335                    $0               $0            $3,335

Partners' Equity:
     Limited Partners'
          Equity(1)             $2,339               ($2,339)                                $0
     General Partners'
          Equity(2)                123                  (123)                                 0
     Common Stock
        ($.0001 par value)(3)                              0                                  0
     Paid-In Capital(4)          2,462                   120            2,582
     Retained Earnings(4)(5)      (185)                 (185)
                             ------------  --------------------  -----------------  -----------------
          Total Partners'
                    Equity      $2,462                    $0             ($65)           $2,397
                             ------------  --------------------  -----------------  -----------------
     Total Liabilities and
          Partners' Equity      $5,797                    $0             ($65)           $5,732
                             ============  ====================  =================  =================

--------------------------

Notes:
     (1) Consists of 330,004 Units issued and outstanding.
     (2) Consists of 17,369 Units issued and outstanding.
     (3) Consists of 364,302 shares of common stock outstanding upon conversion and after giving effect to the transaction.
     (4) Reflects the deferred asset management fee expense of $120 which was recorded through the issuance of common stock.
     (5) Reflects organizational expenses of $65 incurred as part of the Restructuring.

                               KNIGHT FULLER, INC.
                           Pro Forma Income Statement
                    for the Three Months Ended March 31, 2002

(dollars in thousands)

                              Historical
                                           -------------------------------------
For the year ended                                                      KFI
     December 31, 2001          RAM-86        Adjustments          Consolidated
                             ------------  -------------------  ----------------

Revenue:

     Operating Income
          - Real Estate         $1,300                                $1,300
     Other Income                   31                                    31
     Short-term Investment
          Interest                  92                                    92
                             ------------  -------------------  ----------------
                Total Revenue   $1,423             $0                 $1,423



Costs and Expenses:
     Operating Expenses
               - Real Estate    $1,040                                $1,040
     Mortgage Loan Interest
                     Expense       270                                   270
     General and
          Administrative           157            300 (4)                456
     Provision for Impairment      330                                   330
                             ------------  -------------------  ----------------
           Total Costs and
                     Expenses   $1,797            $300                $2,097

Net Income (Loss)                ($374)          ($300)                ($674)
                             ============  ===================  ================

Net Income (Loss) Per Unit(1)   ($1.08)

Net Income (Loss) Per Share(2)(3)                                     ($1.85)



------------------------------
Notes:
     (1) Based on 347,373 units outstanding (330,004 limited partnership units and 17,369 general partnership units) at December 31, 2001.
     (2) Based on 364,302 shares of common stock outstanding upon conversion and after giving effect to the transaction.
     (3) There was no tax provision as a result of the net loss and the uncertainty of utilizing the net loss carryforward.
     (4) Includes estimated costs of the transaction of $65, executive salaries of $115 in the form of asset management fees, and a deferred asset management fee of $120 which reflects unearned asset management fees of the former GP since foreclosure occured on the Comfort Inn mortgage loan on April 1, 1993. The $120 deferred asset management fee was recorded through the issuance of common stock.

                               KNIGHT FULLER, INC.
                        Pro Forma Statement Of Cash Flows
                    for the Three Months Ended March 31, 2002


(dollars in thousands)

                                                         Historical                     Pro Forma
                                                                          --------------------------------------
                                                                                                     KFI
For the year ended December 31, 2001                      RAM-86             Adjustments         Consolidated
                                                     -------------------  ------------------  ------------------
Cash Flow from Operations:

Net Income (Loss)                                         ($374)               ($300)              ($674)
     Non-Cash Restructuring Costs                                                115                 115
Adjustments to Reconcile Net Income (Loss) to Net
Cash provided by (used in) Operations:
     Provision for Impairment                               330                    -                 330
     Reserve for Doubtful Accounts                           28                    -                  28

     Changes in Assets and Liabilities:
         Other Assets                                       (49)                   -                 (49)
         Accounts Payable and Accrued Expenses               58                    -                  58
                                                     -------------------  ------------------  ------------------
Net Cash provided by (used in) Operations:                   (7)                (185)               (192)


Cash Flow from Investing Activities:
     Additions to Real Estate                               (17)                    -                (17)
                                                     -------------------  ------------------  ------------------
Net Cash provided by (used in) Investing Activities:        (17)                    -                (17)

Cash Flow from Financing Activities:
     Principal Payments on Mortgage Loan Payable           (108)                    -               (108)
     Issuance of Common Stock to former General Partners      -                   120                120
                                                     -------------------  ------------------  ------------------
Cash provided by (used in) Financing Activities:           (108)                  120                 12

Net Increase (Decrease) in Cash and Cash Equivalents       (132)                  (65)              (197)

Cash and Cash Equivalents, beginning                      2,604                                    2,604

Cash and Cash Equivalents, ending                         2,472                                    2,407


                               KNIGHT FULLER, INC.
                     Notes To Pro Forma Financial Statements

For the Three Months Ended March 31, 2002


[INSERT TEXT]***

For the Year Ended December 31, 2001

Revenues
KFI has no revenues from operations because, prior to this filing, it did not exist. Pro forma consolidated revenues of KFI for the twelve months ended December 31, 2001, are derived entirely from the operations of RAM-86 which, after the Restructuring, will become KFI O.P., the majority owned subsidiary of KFI.

Expenses
KFI's pro forma consolidated expenses associated with the Restructuring totaled approximately [$300,000] and consisted of approximately $65,000 in formation costs, $120,000 in a deferred asset management fee payable to the former general partners of RAM-86, and $115,000 in compensation for the executive management of KFI that would have been paid in lieu of any asset management fees assuming the Restructuring took place on January 1, 2001.

For more information on the financial performance of RAM-86, please refer to the annual report (10-K) for the twelve months ended December 31, 2001 and the accompanying footnotes to the financial statements filed with the SEC which are herein incorporated by reference.


                          DESCRIPTION OF CAPITAL STOCK

The description of KFI's capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to KFI's Articles and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

General

KFI will have authority under its Articles of Incorporation (the "Articles") to issue up to 100,000,000 shares of common stock (the "Common Stock"), par value $0.0001 per share. Under Delaware law, stockholders generally are not responsible for the corporation's debts or obligations. It is not possible at this time to determine the number of shares that will be issued and outstanding following the Restructuring because it is not yet known whether the general and limited partners will elect to receive shares of Common Stock or O.P. Units, or some combination thereof.

Common Stock

All shares of Common Stock offered hereby have been duly authorized, and will be fully paid and non-assessable. Subject to the preferential rights of any other shares or series of shares, holders of Common Stock are entitled to receive dividends on Common Stock if, as and when authorized and declared by the Board of Directors of KFI out of assets legally available for such purpose and to share ratably in the assets of KFI legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of KFI.

Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of Common Stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any director.

Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of KFI.

KFI intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

All Common Stock has equal dividend, distribution, liquidation and other rights, and has no preference, appraisal (except as provided by Delaware law) or exchange rights.


           CAPITAL STOCK -- CERTAIN PROVISIONS OF DELAWARE LAW AND OF
                           KFI'S ARTICLES AND BYLAWS

Listing, Price and Trading

There is currently no established trading market for the Common Stock, and, prior to the Restructuring, the Common Stock will not be listed on any nationally recognized stock exchange or quoted on the National Association of Securities Dealers quotation system. Therefore, no sale or bid price information is available with respect to shares of Common Stock. Although KFI intends to list its common stock on a nationally recognized stock exchange within the first two years following the consummation of the Restructuring, there can be no assurance that the Common Stock will ever be listed, or if it is listed, that the trading price will reflect the value of your Common Stock.

Shares of Common Stock that you receive in the Restructuring will be freely transferable.

Additional Issuances

Pursuant to the Articles, the Board of Directors may, in its sole discretion, issue additional equity securities, provided that the total number of shares issued does not exceed the authorized number of shares of stock set forth in the Articles. KFI may from time to time, in the future, seek to raise additional capital through equity issuances. Any additional issuances of securities could have a dilutive effect on the distribution and voting rights of stockholders.

Amendment of Articles and Bylaws

KFI's Articles may be amended only by the affirmative vote of the holders of two-thirds (or, if a majority of the directors then in office approve the amendment, a majority) of all of the votes entitled to be cast on the matter except that amendments dealing with certain aspects of the Articles (for example, aspects relating to stockholder action; the powers, election of, removal of and classification of directors; limitation of liability; and amendment of the By-laws or the Articles) shall require the affirmative vote of not less than two-thirds of the outstanding votes entitled to be cast on the matter. Unless otherwise required by law, the Board of Directors may amend KFI's Bylaws by the affirmative vote of a majority of the directors then in office. The Bylaws may also be amended by the stockholders, at an annual meeting or at a special meeting called for such purpose, by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter; provided, that if the Board of Directors recommends that stockholders approve such amendment at such meeting, such amendment shall require the affirmative vote of only a majority of the shares present at such meeting and entitled to vote.

Dissolution of KFI

Delaware law permits the dissolution of KFI by (1) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (2) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under KFI's Bylaws, annual meetings of stockholders shall be held at such date and time as determined by the Board of Directors, the Chairman of the Board or the Officers. The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders. Special meetings of stockholders may be called only by a majority of the Directors then in office and only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

The Board of Directors

KFI's Articles provides that the Board of Directors shall initially consist of two directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in the Board of Directors relating thereto, any vacancy will be filled, including any vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining directors. Directors will serve one year terms or until the next Annual Meeting, and will be re-elected at each Annual Meeting.

Limitation of Liability and Indemnification

KFI's Articles generally limit the liability of KFI's directors to KFI to the fullest extent permitted from time to time by Delaware law. The Delaware General Corporate Law permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporate Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General

Corporate Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to such corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporate Law does not allow indemnification of directors in the case of an action by or in the right of a corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

The Bylaws provide that directors and officers of KFI shall be, and, in the discretion of the Board of Directors, non-officer employees may be, indemnified by KFI to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities, including legal fees, actually and reasonably incurred in connection with service for or on behalf of KFI. The Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise. The Articles contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporate Law or obtained an improper personal benefit. The provision does not alter a director's liability under the federal Securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling KFI pursuant to the foregoing provisions, KFI has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Business Combinations

KFI is subject to the provisions of Section 203 (Section 203) of the Delaware General Corporate Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an interested stockholder for a period of three years from the date that such person became an interested stockholder unless: (a) the transaction resulting in a person becoming an interested stockholder, or the business combination, was approved by the board of directors of the corporation before the consummation of such transaction; (b) the interested stockholder owned 85% or more of the outstanding voting stock of the corporation immediately after the transaction in which it became an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (c) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an interested stockholder is defined (with certain exceptions) as any person who, together with affiliates and associates, owns or within the prior three years did own, 15% or more of the corporation's outstanding voting stock.

Indemnification Agreements

KFI has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that KFI indemnify its directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, including legal fees, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, KFI must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under KFI's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

Resale of Securities

Upon the completion of the Restructuring, KFI will have outstanding shares of Common Stock. In addition, shares of Common Stock will be reserved for issuance upon exchange of Units. The shares of Common Stock issued in exchange for Units will be freely tradable and transferable to the extent a public market exists for the Common Stock.

                         FEDERAL INCOME TAX CONSEQUENCES

The following summary discusses the Federal income tax considerations anticipated to be material to prospective stockholders of KFI. The discussion does not address the tax consequences that may be relevant to particular stockholders in light of their specific circumstances or to stockholders who are subject to special treatment under certain Federal income tax laws, such as dealers in securities, traders in securities that elect to mark-to-market, banks, insurance companies, tax-exempt organizations (except to the extent discussed under the heading -- TAXATION OF TAX-EXEMPT STOCKHOLDERS) or non-United States persons (except to the extent discussed under the heading -- TAXATION OF NON-U.S. STOCKHOLDERS). This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

NO TAX OPINION HAS BEEN OBTAINED FROM INDEPENDENT SOURCES. THE RESTRUCTURING MAY CONSTITUTE A TAXABLE EVENT. DEPENDING ON YOUR TAX BASIS IN THE RAM-86 UNITS, YOUR ELECTION TO RECEIVE COMMON STOCK OR UNITS AND YOUR SPECIFIC INVESTMENT SITUATION, THE RESTRUCTURING COULD RESULT IN NEGATIVE TAX CONSEQUENCES FOR YOU. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND (IF APPLICABLE) FOREIGN TAX CONSEQUENCES TO YOU OF THE RESTRUCTURING AND THE OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK IN LIGHT OF YOUR SPECIFIC TAX AND INVESTMENT SITUATION.

KFI and its stockholders will be required to comply with certain reporting requirements set forth in the Treasury Regulations, which will require the reporting of certain information regarding the Restructuring. KFI will provide stockholders with the documentation that they will be required to furnish with their tax returns for the year of the Restructuring.

Taxation of Taxable U.S. Stockholders

Passive Activity Losses and the Investment Interest Limitation

Distributions made by KFI and gain (if any) from the sale or exchange of Common stock will not be treated as passive activity income. As a result, taxable stockholders generally will not be able to apply any passive activity losses, including their unused passive activity losses (if any) from RAM-86, against such income or gain, except that unused passive activity losses from RAM-86 generally will be deductible (subject to any other applicable limitations) in the year a stockholder sells all his Common Stock. Dividends from KFI (to the extent they do not constitute a capital gain dividend or a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. However, unless a taxable stockholder elects to pay tax on such gain at ordinary income rates, net capital gain from the sale or other disposition of shares of Common Stock and capital gain dividends from KFI will not be considered investment income for purposes of the investment interest limitation. See also COMPARISON OF RAM-86 AND KFI -- Taxation of Taxable Limited Partners.

Sale of Common Stock

Upon any sale or other disposition of the Common Stock, a taxable stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on such sale or other disposition and (2) such taxable stockholder's adjusted basis in such Common Stock for tax purposes. Such gain or loss will be capital gain or loss if such taxable stockholder held such Common Stock as a capital asset and, if the taxable stockholder is an individual, estate or trust, such gain will be taxable at a maximum marginal Federal income tax rate of 20% if such Common Stock has been held for more than one year. In general, any loss recognized by a taxable stockholder upon the sale or other disposition of Common Stock that has been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of any distributions received by the taxable stockholder from KFI that were treated as long-term capital gains.

Backup Withholding

KFI will report to its taxable stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, a taxable stockholder may be subject to backup withholding at a rate of 31% with respect to dividends unless such taxable stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements. A taxable stockholder that does not provide KFI with his correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the taxable stockholder's Federal income tax liability. Additional withholding issues may arise for non-U.S. stockholders. See -- TAXATION OF NON-U.S. STOCKHOLDERS - Backup Withholding Tax and Information Reporting.

Taxation of Tax-Exempt Stockholders

Based upon a published ruling by the Internal Revenue Service, distributions by KFI to a tax-exempt stockholder will not constitute UBTI, provided that the tax-exempt stockholder does not hold its Common Stock as debt-financed property within the meaning of the Code (and the Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt stockholder). Subject to the same proviso, income from the sale of Common Stock will not constitute UBTI to a tax-exempt stockholder. However, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under Sections 501(c)(7), (9), (17) and (20), respectively, of the Code are subject to different UBTI rules that generally will require them to treat their income from KFI as UBTI unless they satisfy applicable set aside and reserve requirements (as to which they should consult their own tax advisors).

Taxation of Non-U.S. Stockholders

The rules governing the U.S. Federal income taxation of the ownership and disposition of the Common Stock by persons that are nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, Non-U.S. Holders) are complex, and no attempt is made herein to provide more than a brief summary of such rules. Prospective Non-U.S. Holders should consult their tax advisors to determine the impact of Federal, state, local and foreign tax laws with regard to an investment in the Common Stock (including reporting requirements) in light of their individual investment circumstances.

Distributions by KFI

Distributions received by Non-U.S. Holders that are not attributable to gain on sales or exchanges by KFI of U.S. real property interests and are not designated as capital gain dividends generally will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). (In cases where the dividend income from a Non-U.S. Holder's investment in Common stock is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder will generally be subject to U.S. tax at graduated rates in the same manner as U.S. stockholders (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation.) Distributions in excess of current or accumulated earnings and profits of KFI to

Non-U.S. Holders will not be subject to tax to the extent that they do not exceed the Non-U.S. Holder's adjusted basis in its Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's Common Stock, they will give rise to gain from the sale or exchange of its Common Stock, the tax treatment of which is described below.

KFI expects to withhold U.S. income tax at the rate of 30% on any distribution made to a Non-U.S. Holder unless (a) a lower treaty rate applies and the required form or certification evidencing eligibility for that lower rate is filed with KFI or (b) a Non-U.S. Holder files a Federal Form 4224 with KFI claiming that the distribution is effectively connected income.

Distributions to a Non-U.S. Holder that are attributable to gain from sales or exchanges by KFI of United States real property interests will be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (FIRPTA). Under FIRPTA, Non-U.S. Holders generally would be subject to tax on such distributions at the same rates applicable to U.S. stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals), and, if they are corporations, also may be subject to a 30% branch profits tax. KFI will be required to withhold 35% of any capital gain distribution. That amount will be creditable against the Non-U.S. Holder's Federal income tax liability.

Sale of Common Stock

Gain recognized by a Non-U.S. Holder upon the sale or exchange of Common Stock generally will not be subject to United States taxation if the Non-U.S. Holder owned 5% or less of KFI's outstanding stock throughout the five-year period ending on the date of disposition. Otherwise, the Non-U.S. Holder would be subject to regular U.S. income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporation) and the purchaser of Common Stock would be required to withhold and remit to the Internal Revenue Service, an amount equal to 10% of the purchase price.

Notwithstanding the foregoing, a Non-U.S. Holder will be subject to tax on gain from the sale or exchange of Common Stock not otherwise subject to FIRPTA if the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

Backup Withholding Tax and Information Reporting

KFI must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such stockholder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-U.S. Holder resides.

Backup withholding tax (which generally is imposed at the rate of 31%) generally will not apply to dividends (including any capital gain dividends) paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

The payment of the proceeds from the disposition of Common Stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of Common Stock to or though a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

The backup withholding tax is not an additional tax and may be credited against a Non-U.S. Holder's Federal income tax liability or refunded to the extent excess amounts are withheld, provided that the Non-U.S. Holder files an appropriate claim for refund with the Internal Revenue Service.

The Internal Revenue Service has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. These final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 2000. You should consult your tax advisor regarding the application of the final Treasury Regulations and their potential effect on your ownership of Common Stock.

Tax Status of KFI O.P.

RAM-86 and KFI each believe that RAM-86 is, and that following the Restructuring KFI O.P. will be, properly treated as a partnership for Federal income tax purposes. Accordingly, the operating partnership will not be subject to tax and, instead, the partners in the operating partnership will be subject to tax on their allocable share of the operating partnership's taxable income (whether or not the partners receive a distribution for the operating partnership). As a partner in the operating partnership, KFI will include in its income its allocable share of operating partnership income for purposes of the various KFI income tests and in the computation of its KFI taxable income. Moreover, for purposes of KFI asset tests, KFI will include its proportionate share of assets held through the operating partnership.

Section 7704 of the Code provides that a publicly traded partnership will be treated as a corporation for Federal income tax purposes, rather than as a partnership, unless a certain percentage of its income consists of qualifying income under that section. The operating partnership agreement imposes limitations on redemptions of Units that are intended to avoid the operating partnership's being treated as a publicly traded partnership. See -- Certain Tax Aspects of Owning Units Following the Restructuring and OPERATING PARTNERSHIP AND KFI O.P. UNITS -- PARTNERSHIP AGREEMENT - Redemption of Units. However, no assurance can be given that the operating partnership will not be treated as a publicly traded partnership in the future, which treatment, would result in the operating partnership being taxed as a corporation. Based on the anticipated nature of the operating partnership's income, the operating partnership and KFI believe in any event that the operating partnership would continue to be treated as a partnership for Federal income tax purposes even if the operating partnership were to become a publicly traded partnership by reason of the foregoing qualifying income exception.

Other Taxes

KFI, KFI O.P., KFI O.P. unit holders or KFI stockholders may be subject to state or local tax in various states or localities, including those in which the operating partnership or they transact business, own property, or reside. The state or local tax treatment of KFI and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws upon an investment in the Common Stock or Units in light of their individual investment circumstances.

Possible Tax Law Changes

KFI cannot predict whether one or more provisions affecting real estate investment trusts or KFI will be enacted, what form any final legislative language will take if so enacted, or the effective date of any such legislation. Other changes in the tax law could affect the tax consequences to you of owning Common Stock or retaining Units.

Importance of Obtaining Professional Tax Assistance

The discussion under this heading is intended only as a summary of Federal income tax consequences of the Restructuring and owning and disposing of Common Stock or Units, and is not a substitute for careful tax planning with a tax professional. Such tax consequences may vary depending on your individual circumstances. Accordingly, you are urged to consult with your tax advisor about the Federal, state, local and foreign tax consequences of the Restructuring and owning and disposing of Common Stock or Units.

                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the SEC) a Registration Statement on Form S-4 under the Securities Act of 1933, as amended. This Proxy Statement/Prospectus constitutes the prospectus filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information included in the Registration Statement. Any statement that we make in this prospectus concerning the contents of any contract, agreement or document is not necessarily complete. If we have filed any such contract, agreement or document as an exhibit to the Registration Statement you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

RAM-86 files periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy the Registration Statement, including the attached exhibits, and any reports, statements or other information that are on file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC, Public Reference Section, at 450 Fifth

Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

You may also obtain reports and other information concerning RAM-86 electronically through a variety of databases, including, among others, the SEC's Electronic Data Gathering and Retrieval (EDGAR) program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

We have not authorized any person to give any information or to make any representation other than those contained in or incorporated by reference into this Proxy Statement/Prospectus in connection with our solicitation of consents or our offering of securities. You must not rely on any other information or representation as having been authorized by us. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of Common Stock or Units offered hereby shall create under any circumstances an implication that there has been no change in the affairs of RAM-86 or KFI since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. However, if any material change occurs while this Proxy Statement/Prospectus is required to be delivered, we will amend or supplement this Proxy Statement/Prospectus accordingly. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a consent, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or Proxy.

We will provide you, upon written or oral request, free of charge, a copy of any document referred to above that has been incorporated into this Proxy Statement/Prospectus by reference, except exhibits to the document. Please send requests for these documents to Sutter Capital Management, LLC, 150 Post Street, Suite 405, San Francisco, CA 94108. You should make telephone requests for copies to us at (415) 788-1441. In order to ensure timely delivery of the documents, we should receive such requests by _______ __, 2002.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed by RAM-86 with the SEC pursuant to the Exchange Act, are incorporated herein by reference:

(1) Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(2) Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2002; and

(3) Tender Offer documents on Form TO filed November 14, 2001.

All documents filed by RAM-86 pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                           FORWARD LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this document, as well as some statements by the Company in periodic press releases and some oral statements of Company officials during presentations about the Company, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about the Company, economic and market factors and the industries in which the Company does business, among other things. These statements are not guaranties of future performance and the Company has no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause the Company's actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, changes in market prices of any of the Company's future significant equity investees, changes in Federal income tax laws and changes in general economic and market factors that affect the prices of securities or the industries in which the Company and any of its future subsidiaries do business.

                                  LEGAL MATTERS

The validity of the issuance of the shares of Common Stock and O.P. Units offered pursuant to this Proxy Statement/Prospectus will be passed upon by Smith, Katzenstein & Furlow, LLP. Certain tax matters related to KFI and KFI O.P. as described under FEDERAL INCOME TAX CONSEQUENCES will be passed upon by Derenthal & Dannhauser, San Francisco, California

                                     EXPERTS

The historical financial statements of RAM-86 have been reviewed and audited by Imowitz Koenig & Co., LLP, New York, New York.

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                                   APPENDIX A

                              FORM OF PROXY/CONSENT

                               KNIGHT FULLER, INC.
                           150 Post Street, Suite 405
                         San Francisco, California 94108
                                 (415) 788-1441
Dear Limited Partner:

Enclosed is a Proxy Statement/Prospectus describing the proposed Restructuring of RAM-86 into an operating partnership controlled by a Delaware corporation. Knight Fuller, Inc. is proposing the Restructuring and believes that the Restructuring is fair and recommends that you vote YES in favor of the Restructuring.

Your vote is important. Please complete the attached proxy and then return it using the enclosed pre-paid envelope or by facsimile to (415) 788-1515. If you have any questions, please call (415) 788-1441.

Please detach here

                             PROXY SOLICITED BY KFI

PROXY EXPIRATION DATE: ________ ___, 2002

The undersigned, a holder of units (the Units) of limited partnership interest in Resources Accrued Mortgage Investors L.P. - Series 86, a Delaware limited partnership (the Partnership), hereby acknowledges receipt of the Proxy Statement/Prospectus, dated _________ ___, 2002, and votes with respect to the Restructuring of the Partnership described therein, including by (a) the merger of KFI O.P. with and into the Partnership pursuant to the Restructuring Agreement as set forth in Appendix C thereto and (b) the amendment and restatement of the Partnership's Agreement of Limited Partnership as set forth in Appendix B thereto, as follows:

         YES                           NO                         ABSTAIN
(Approve restructuring)   (Do not approve restructuring)    (Same as voting NO)

        [   ]                        [   ]                         [   ]


------------------------------                           Dated: --------, 2000
Signature


------------------------------
Signature (if held jointly)

If the following box is marked, the undersigned hereby elects to retain O.P. Units in Knight Fuller, L.P., the operating partnership, instead of receiving shares of common stock of Knight Fuller, Inc. [Do not mark if you want to receive shares.] [ ]

Please mark here for change of address [   ]

IMPORTANT: Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by Officers or other authorized officer. If a partnership, please sign in partnership name. If this card is returned signed but no vote is indicated, you will be deemed to have voted YES in favor of the Restructuring.

                                   APPENDIX B

                           SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                                    KFI, L.P.

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KFI, L.P., dated as of ____________ __, 2002, is entered into by and among Knight Fuller, Inc. (the General Partner, or the Company), a Delaware corporation, as the general partner of the Partnership, and the Persons (as defined below) whose names are set forth on Exhibit A attached hereto (as it may be amended from time to time).

WHEREAS, the Partnership was formed on September 25, 1985 under the name Resources Accrued Mortgage Investors L.P. - Series 86, and, on September 25, 1985, the Partnership adopted an Agreement of Limited Partnership;

WHEREAS, as of December 23, 1985, the Agreement of Limited Partnership was amended and restated pursuant to an Amended and Restated Agreement of Limited Partnership, dated as of December 23, 1985 (as subsequently amended, the Prior Agreement), and in connection therewith the Partnership filed a Certificate of Amendment to the Certificate of Limited Partnership of the Partnership in the office of the Delaware Secretary of State, which filing was made on December 23, 1985;

WHEREAS, in connection with a Consent Solicitation Statement/Prospectus dated ______ __, 2002, (the Proxy/Prospectus), consent of the limited partners was solicited to a restructuring of the Partnership (the Restructuring), including the adoption of this Second Amended and Restated Agreement of Limited Partnership and approval of that certain Agreement and Plan of Merger included with the Proxy/Prospectus;

WHEREAS, pursuant to the Restructuring, the Company will be a majority owner of the Partnership, and the Partnership will issue Partnership Interests to the Company and other persons;

WHEREAS, in connection with the Restructuring, the General Partners filed a Certificate of Amendment to the Certificate of Limited Partnership of the Partnership in the office of the Delaware Secretary of State, which filing was made on ______ __, 2002, to change the name of the Partnership from Resources Accrued Mortgage Investors LP, - Series 86 to KFI, L.P.; and

WHEREAS, limited partners owning a majority of the units voted in the Proxy/Prospectus to approve and adopt this Second Amended and Restated Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Prior Agreement is hereby amended and restated in its entirety as follows:

                                    ARTICLE I

                                  DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

Act means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

Additional Limited Partner means a Person admitted to the Partnership as a Limited Partner pursuant to Sections 4.2 and 12.2 hereof and who is shown as such on the books and records of the Partnership.

Adjusted Capital Account means the Capital Account maintained for each Partner as of the end of each Partnership taxable year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The
foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Adjusted Capital Account Deficit means, with respect to any Partner, the deficit balance, if any, in such Partner's Adjusted Capital Account as of the end of the relevant Partnership taxable year.

Adjusted Property means any property, the Carrying Value of which has been adjusted pursuant to Exhibit B hereof.

Affiliate means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person;
(ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person; (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests; or
(iv) any officer, director, general partner or trustee of such Person or of any Person referred to in clauses (i), (ii), and (iii) above. For purposes of this definition, control, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms controlling and controlled have meanings correlative to the foregoing.

Agreed Value means (i) in the case of any Contributed Property as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, (ii) in the case of any Adjusted Property, its fair market value (as determined under Exhibit B hereto) on the date of adjustment and (iii) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

Agreement means this Second Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

Assignee means a Person to whom one or more OP Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

Book-Tax Disparities means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

Business Day means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

Capital Account means the Capital Account maintained for a Partner pursuant to Exhibit B hereof.

Capital Contribution means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes to the Partnership pursuant to Section 4.1, 4.2, or 4.3 hereof.

Carrying Value means (i) with respect to a Contributed Property or the 704(c) Value of such property, and with respect to an Adjusted Property, the Agreed Value of such property, reduced in either case (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners' Capital Accounts following the contribution of or adjustment with respect to such property, and (ii) with respect to any other Partnership property, including all Partnership property held by the Partnership on the Effective Date, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.

The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

Cash Amount means an amount of cash per OP Unit equal to the Value on the Specific Redemption Date of the Company Shares Amount.

Certificate of Incorporation means the Certificate of Incorporation or other organizational document governing the Company, as amended or restated from time to time.

Certificate of Limited Partnership means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

Code means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

Company means Knight Fuller, Inc.

Company Share shall mean a share of common stock, par value $.0001 per share, of the Company.

Company Shares Amount shall mean a number of Company Shares equal to the product of the number of OP Units owned by a Redeeming Partner, multiplied by the Conversion Factor in effect on the date of receipt by the General Partner of a Notice of Redemption, provided that in the event the Company issues to all holders of Company Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase Company Shares, or any other securities or property (collectively, Rights), and the Rights have not expired at the Specified Redemption Date, then the Company Shares Amount shall also include the Rights that were issuable to a holder of the Company Shares Amount of Company Shares on the applicable record date relating to the issuance of such Rights.

Consent means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

Contributed Property means each property or other asset, in such form as may be permitted by the Act (but excluding cash), contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit B hereof, but shall be deemed an Adjusted Property for such purposes.

Conversion Factor means 1.0, provided that in the event that the Company
(i) declares or pays a dividend on its outstanding Company Shares in Company Shares or makes a distribution to all holders of its outstanding Company Shares in Company Shares; (ii) subdivides its outstanding Company Shares; or (iii) combines its outstanding Company Shares into a smaller number of Company Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Company Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of Company Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event (provided, however, if a Notice of Redemption is given prior to such a record date and the Specified Redemption Date is after such a record date, then the adjustment to the Conversion Factor shall, with respect to such redeeming Partner, be retroactive to the date of such Notice of Redemption). It is intended that adjustments to the Conversion Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of transactions in which Company Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of OP Units. If, prior to a Specified Redemption Date, Rights (other than Rights issued pursuant to an employee benefit plan or other compensation arrangement) were issued and have expired, and such Rights were issued with an exercise price that, together with the purchase price for such Rights, was below fair market value in relation to the security or other property to be acquired upon the exercise of such Rights, and such Rights were issued to all holders of outstanding Company Shares or the General Partner cannot in good faith represent that the issuance of such Rights benefited the Limited Partners, then the Conversion Factor applicable upon a Notice of Redemption shall be equitably adjusted in a manner consistent with anti-dilution provisions in warrants and other instruments in the case of such a below market issuance or exercise price. A similar equitable adjustment to protect the value of OP Units shall be made in all events if any Rights issued under a Shareholder Rights Plan became exercisable and expired prior to a Specified Redemption Date.

Depreciation means, for each taxable year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

Disregarded Entity means a limited liability company or other unincorporated entity which is wholly owned by the General Partner or the Company and whose existence is disregarded for federal income tax purposes under Treasury Regulation Section 1.7701-3.

Effective Date means the date of closing the Restructuring.

Extraordinary Transaction shall mean, with respect to the Company, the occurrence of one or more of the following events: (i) a merger (including a triangular merger), consolidation or other combination with or into another Person; (ii) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of its assets in one transaction or a series of related transactions; or (iii) any reclassification, recapitalization or change of its outstanding equity interests (other than a change in par value, or from par value to no par value, or as a result of a split, dividend or similar subdivision).

General Partner means Knight Fuller, Inc., in its capacity as the general partner of the Partnership, or its successors as general partner of the Partnership.

General Partner Interest means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of OP Units.

IRS means the Internal Revenue Service, which administers the internal revenue laws of the United States.

Immediate Family means, with respect to any natural Person, such natural Person's estate or heirs or current spouse, parents, parents-in-law, children, siblings and grandchildren (in each case whether by adoption or not) and any trust or estate, all of the beneficiaries of which consist of such Person or such Person's spouse, parents, parents-in-law, children, siblings or grandchildren.

Incapacity or Incapacitated means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his or her Person or estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the

Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

Indemnitee means (i) any Person made a party to a proceeding by reason of (A) his status as the General Partner, or as a director or officer of the Partnership or the General Partner, or (B) his or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

Limited Partner means any Person (including the Company) named as a Limited Partner in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Limited Partner of the Partnership.

Limited Partner Interest means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of OP Units.

Liquidating Event has the meaning set forth in Section 13.1.

Liquidator has the meaning set forth in Section 13.2.

Net Income means, for any taxable period, the excess, if any, of the Partnership's items of income and gain for such taxable period over the Partnership's items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B.

Net Loss means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction for such taxable period over the Partnership's items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B.

New Securities has the meaning set forth in Section 4.3.

Nonrecourse Built-in Gain means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

Nonrecourse Deductions has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations
Section 1.704-2(c).

Nonrecourse Liability has the meaning set forth in Regulations Section 1.752-1(a)(2).

Notice of Redemption means the Notice of Redemption substantially in the form of Exhibit D to this Agreement.

OP Unit or Unit means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2 and 4.3. The number of OP Units outstanding and the Percentage Interest in the Partnership represented by such Units are set forth in Exhibit A attached hereto, as such Exhibit may be amended from time to time. The ownership of OP Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time unless the General Partner determines that the OP Units shall be uncertificated securities.

Partner means a General Partner or a Limited Partner, and Partners means the General Partner and the Limited Partners collectively.

Partner Minimum Gain means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

Partner Nonrecourse Debt has the meaning set forth in Regulations Section 1.704-2(b)(4).

Partner Nonrecourse Deductions has the meaning set forth in Regulations
Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

Partnership means the limited partnership formed under the Act and pursuant to this Agreement, as it may be amended and/or restated, and any successor thereto.

Partnership Interest means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of OP Units.

Partnership Minimum Gain has the meaning set forth in Regulations
Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations
Section 1.704-2(d).

Partnership Record Date means the record date established by the General Partner for a distribution pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the Company for a distribution to its shareholders of some or all of its portion of such distribution.

Partnership Year means the fiscal year of the Partnership, which shall be the calendar year.

Percentage Interest means, as to a Partner, its interest in the Partnership as determined by dividing the OP Units owned by such Partner by the total number of OP Units then outstanding and as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time.

Person means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

Prior Agreement has the meaning set forth in the second WHEREAS clause hereof.

Proxy/Prospectus has the meaning set forth in the third WHEREAS clause hereof.

Publicly Traded means listed or admitted to trading on the New York Stock Exchange, the American Stock Exchange or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to any of the foregoing.

Recapture Income means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

Recourse Debt Amount has the meaning set forth in Section 6.1B(2) hereof.

Redeeming Partner has the meaning set forth in Section 8.7 hereof.

Redemption Right has the meaning set forth in Section 8.7 hereof.

Regulations means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Residual Gain or Residual Loss means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to
Section 2.B.1(a) or 2.B.2(a) of Exhibit C to eliminate Book-Tax Disparities.

Restructuring has the meaning set forth in the third WHEREAS clause hereof.

Rights shall have the meaning set forth in the definition of Company Shares Amount.

Sale or Disposition means any of the following Partnership transactions: sales, exchanges, or other dispositions of real or personal property, condemnations or any recovery or damage awards, and insurance proceeds (other than business or rental interruption insurance proceeds).

704(c) Value of any Contributed Property means the fair market value of such property or other consideration at the time of contribution, as determined by the General Partner using such reasonable method of valuation as it may adopt. Subject to Exhibit B hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

Specified Redemption Date means the sixty-first (61st) day after receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter; provided that no Specified Redemption Date shall occur before that date that is 12 months after the Effective Date, and provided further that if the Company combines its outstanding Company Shares into a smaller number of Company Shares, no Specified Redemption Date shall occur after the record date of such combination of Company Shares and prior to the effective date of such combination.

Subsidiary means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

Substituted Limited Partner means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

Terminating Capital Transaction means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

Transfer has the meaning set forth in Section 11.1.

Unrealized Gain attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B hereof) as of such date over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B hereof) as of such date.

Unrealized Loss attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B hereof) as of such date over (ii) the fair market value of such property (as determined under Exhibit B hereof) as of such date.

Value means, with respect to a Company Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the Specified Redemption Date. The market price for each such trading day shall be:
(i) if the Company Shares are listed or admitted to trading on any securities exchange or the Nasdaq National Market System, the closing price on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the Company Shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (iii) if the Company Shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the Company Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the Company Shares Amount includes Rights, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate, provided that the Value of any rights issued pursuant to a Shareholder Rights Plan shall be deemed to have no value unless a triggering event shall have occurred (i.e., if the Rights issued pursuant thereto are no longer attached to the Company Shares and are able to trade independently).

                                   ARTICLE II
                             ORGANIZATIONAL MATTERS

Section 2.1 Organization

The Partnership is a limited partnership organized pursuant to the provisions of the Act. The Partners hereby agree to continue the Partnership upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2 Name

The name of the Partnership is Knight Fuller, L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner, the Company or any of their respective Affiliates. The words Limited Partnership, L.P., Ltd. or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware shall be located at _____________________________, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be ______________________. The principal office of the Partnership shall be 150 Post Street, Suite 405, San Francisco, California or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4 Term

The term of the Partnership commenced on September 25, 1985, the date on which the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act, and shall continue in perpetuity, unless it is dissolved pursuant to the provisions of Article XIII hereof or as otherwise provided by law.

Section 2.5 Power of Attorney

A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

i. execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or relating to the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

ii. execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Section 2.6 Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

A. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Units and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

                                   ARTICLE III

                                     PURPOSE

Section 3.1 Purpose and Business

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; (ii) to enter into any partnership, joint venture, limited liability company or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged, directly or indirectly, in any of the foregoing; and (iii) to do anything necessary or incidental to the foregoing. The General Partner also shall be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a publicly traded partnership for purposes of Section 7704 of the Code, including but not limited to imposing restrictions on transfers and restrictions on redemptions.

Section 3.2 Powers

The Partnership shall have full power and authority to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, lend money to any entity including the Company, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property and other real estate-related assets, and lease, sell, transfer and dispose of real property and other real estate-related assets.

Section 3.3 Partnership Only for Purposes Specified

The Partnership shall be a partnership only for the purposes specified in
Section 3.1 above, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in
Section 3.1 above.

                                   ARTICLE IV
                       CAPITAL CONTRIBUTIONS AND ISSUANCES
                            OF PARTNERSHIP INTERESTS

Section 4.1 Capital Accounts and Capital Contributions of the Partners

A. Capital Accounts. Capital Accounts shall be maintained for each Partner pursuant to Exhibit B hereof. The Capital Account balance of each Person who is a Partner on the Effective Date shall equal the Capital Account balance of such Partner (or its transferor as to the transferred Partnership Interests) immediately prior to the Effective Date.

B. General Partnership Interest. The OP Units held by the General Partner shall be deemed to be the General Partner Interest.

C. No Obligation to Make Additional Capital Contributions. Except as provided in Sections 7.5 and 10.5 hereof, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise). No Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise. Each Partner shall own the number of OP Units set forth for such Partner in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, additional Capital Contributions, the issuance of additional OP Units (pursuant to any merger or otherwise), or similar events having an effect on any Partner's Percentage Interest.

Section 4.2 Issuances of Partnership Interests

OP Units will be issued as provided in Article 3 of the Agreement and Plan of Merger governing the Restructuring. The General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the Company and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership) additional OP Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the Limited Partner Interests issued on the Effective Date, all as shall be determined by the General Partner in its sole and absolute discretion subject to Delaware law, including, without limitation,
(i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such additional OP Units or other Partnership Interests shall be issued to the Company, unless either (a)(1) the additional Partnership Interests are issued in connection with the grant, award or issuance of Company Shares or other equity interests by the Company, which Company Shares or other equity interests have designations, preferences and other rights such that the economic interests attributable to such Company Shares or other equity interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the Company in accordance with this Section 4.2 and (2) the Company shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with such issuance, or (b) the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests. In addition, the Company may acquire OP Units from other Partners pursuant to this Agreement. In the event that the Partnership issues Partnership Interests pursuant to this Section 4.2, the General Partner shall make such revisions to this Agreement (without any requirement of receiving approval of the Limited Partners) including but not limited to the revisions described in Section 5.4, Section 6.2 and Section 8.7 hereof, as it deems necessary to reflect the issuance of such additional Partnership Interests and the special rights, powers and duties associated therewith. Unless specifically set forth otherwise by the General Partner, any Partnership Interest issued after the Effective Date shall have the same rights, powers and duties as the Partnership Interests issued on the Effective Date.


Section 4.3 No Preemptive Rights

Except to the extent expressly granted by the General Partner (on behalf of the Partnership) pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any OP Units or other Partnership Interests.

Section 4.4 Other Contribution Provisions

In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash for the fair market value of such services, and the Partner had contributed such cash to the capital of the Partnership.

Section 4.5 No Interest on Capital

No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

                                    ARTICLE V
                                  DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions

The General Partner shall have the exclusive right and authority to declare and cause the Partnership to make distributions as and when and in such amounts as the General Partner deems appropriate or desirable in its sole discretion. All distributions shall be made to Partners who are Partners on the Partnership

Record Date in accordance with their respective Percentage Interests on such Partnership Record Date; provided that in no event may a Partner receive a distribution with respect to an OP Unit if such Partner is entitled to receive a distribution with respect to a Company Share for which such OP Unit has been exchanged and such distribution shall be made to the Company. Unless otherwise expressly provided for herein or in an agreement at the time a new class of Partnership Interests is created in accordance with Article 4 hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest.

Section 5.2 Amounts Withheld

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners or Assignees pursuant to Section 5.1 above for all purposes under this Agreement.

Section 5.3 Distributions Upon Liquidation

Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4 Revisions to Reflect Issuance of Additional Partnership Interests

In the event that the Partnership issues additional Partnership Interests to the General Partner, the Company or any Additional Limited Partner pursuant to
Article IV hereof, the General Partner shall make such revisions to this Article V as it deems necessary to reflect the issuance of such additional Partnership Interests.

                                   ARTICLE VI
                                   ALLOCATIONS

Section 6.1 Allocations For Capital Account Purposes

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Exhibit B hereto) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A. Net Income. After giving effect to the special allocations set forth in
Section 1 of Exhibit C hereto, Net Income shall be allocated (i) first, to the General Partner to the extent that Net Losses previously allocated to the General Partner pursuant to the last sentence of Section 6.1.B exceed Net Income previously allocated to the General Partner pursuant to this clause (i) of
Section 6.1.A; and (ii) thereafter, to the Partners in accordance with their respective Percentage Interests, provided, however, that to the extent not duplicative of allocations required by Section 1 of Exhibit C hereto, gain from a Sale or Disposition of any Partnership property owned by the Partnership on the Effective Date shall first be allocated among the OP Units in the same proportion and to the same extent as such OP Units have been allocated depreciation deductions prior to the Effective Date giving rise to such gain.

B. Net Losses. After giving effect to the special allocations set forth in
Section 1 of Exhibit C hereto, Net Losses shall be allocated to the Partners in proportion to their Percentage Interests, provided that, Net Losses shall not be allocated to any Limited Partner pursuant to this Section 6.1.B. to the extent that such allocation would cause such Limited Partner to have an Adjusted Capital Account Deficit (or to increase an existing Adjusted Capital Account Deficit) at the end of such taxable year (or portion thereof). All Net Losses in excess of the limitations set forth in this Section 6.1.B. shall be allocated to the General Partner.

C. Allocation of Nonrecourse Debt. The Partners agree that Nonrecourse Liabilities of the Partnership shall be allocated among the Partners in accordance with the provisions of Regulations Section 1.752-3, as modified by any guidance published by the Internal Revenue Service, or otherwise reasonably interpreted.

D. Recapture Income. Any gain allocated to the Partners upon a Sale or Disposition of any Partnership property shall, to the extent possible, after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

Section 6.2 Revisions to Allocations to Reflect Issuance of Additional
            Partnership Interests

In the event that the Partnership issues additional Partnership Interests to the General Partner, the Company or any Additional Limited Partner pursuant to
Article IV hereof, the General Partner shall make such revisions to this Article VI as it deems necessary to reflect the terms of the issuance of such additional Partnership Interests.

                                   ARTICLE VII
                      MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management

A. Powers of General Partner. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Sections 7.6.A, 7.6.D and 7.11 below, shall have full power and authority to do all things deemed necessary or desirable by it on such terms and conditions as the General Partner in its sole discretion deems appropriate, to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

i. the making of any expenditures, the lending or borrowing of money, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership's assets) and the incurring of any obligations it deems necessary or desirable for the conduct of the activities of the Partnership;

ii. the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership, the registration of any class of securities of the Partnership under the Securities Exchange Act of 1934, as amended, and the listing of any debt securities of the Partnership on any exchange;

iii. the acquisition, disposition, sale, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity, on such terms as the General Partner deems proper in its sole and absolute discretion;

iv. the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement, including, without limitation, the financing of the conduct of the operations of the Company, the Partnership or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Company and/or the Subsidiaries of the Partnership) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to its Subsidiaries;

v. the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any other Person in which the Partnership has made or determines to make a direct or indirect equity investment;

vi. the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents (including the Advisor) and the payment of their expenses and compensation out of the Partnership's assets;

vii. the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

viii. the holding, managing, investing and reinvesting of cash and other assets of the Partnership and, in connection therewith, the opening, maintaining and closing of bank and brokerage accounts and the drawing of checks or other orders for the payment of moneys;

ix. the collection and receipt of revenues and income of the Partnership;

x. the selection and dismissal of employees of the Partnership (including, without limitation, employees having titles such as president, vice president, secretary and treasurer,) and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or hiring;

xi. the maintenance of such insurance for the benefit of the Partnership, the Partners and directors and officers thereof as it deems necessary and appropriate;

xii. the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to its Subsidiaries and any other Person in which it has or determines to make an equity investment from time to time);

xiii. the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any claim, cause of action, liability, debt or damages due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

xiv. the determination of the fair market value of any Partnership property distributed in kind, using such reasonable method of valuation as the General Partner may adopt;

xv. the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any assets or investment held by the Partnership, including, without limitation, the exercise of the Partnership's right to vote shares of NP Stock in accordance with Section 8.3 hereof;

xvi. the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

xvii. the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have any interest pursuant to contractual or other arrangements with such Person;

xviii. the making, executing and delivering of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner under this Agreement;

xix. the distribution of cash to acquire OP Units held by a Limited Partner in connection with a Limited Partner's exercise of its Redemption Right under
Section 8.7 hereof;

xx. the amendment and restatement of Exhibit A hereto to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of OP Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A hereto otherwise is authorized by this Agreement; xxi. the approval and/or implementation of any merger (including a triangular merger), consolidation or other combination between the Partnership and another person that is not prohibited under this Agreement, whether with or without Consent, the terms of Section 17-211(g) of the Act shall be applicable such that the General Partner shall have the right to effect any amendment to this Agreement or effect the adoption of a new partnership agreement for a limited partnership if it is the surviving or resulting limited partnership of the merger or consolidation (except as may be expressly prohibited under Section 14.1.C or Section 14.1.D); and

xxii. the taking of any and all actions necessary or desirable in furtherance of, in connection with or incidental to the foregoing.

B. No Approval by Limited Partners. Except as provided in Section
7.11 below, each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, to the full extent permitted under the Act or other applicable law. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C. Insurance. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership, (ii) liability insurance for the Indemnitees hereunder and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

D. Working Capital and Other Reserves. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable (both in purpose and amount) from time to time, including upon liquidation of the Partnership pursuant to Section 13.2 hereof.

E. No Obligations to Consider Tax Consequences of Limited Partners. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken (or not taken) by it. The General Partner and the Partnership shall not have liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions, provided that the General Partner has acted in good faith and not beyond its authority under this Agreement.

Section 7.2 Certificate of Limited Partnership

The Partnership has previously caused the Certificate to be filed with the Secretary of State of Delaware. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.6.A(iv) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

Section 7.3 Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.4 Reimbursement of the General Partner and the Company

A. No Compensation. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI hereof regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B. Responsibility for Partnership Expenses. The Partnership shall be responsible for and shall pay all expenses relating to the Restructuring, the ownership of its assets and its management, administration and operations. The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses it incurs relating to the Restructuring and the ownership, management, administration and operation of, or for the benefit of, the Partnership (including, without limitation, expenses related to the ownership, management and administration of any Subsidiaries of the Company or the Partnership or Affiliates of the Partnership). The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership. Such reimbursements shall be in addition to any reimbursement to the General Partner pursuant to Section 10.3.C hereof and as a result of indemnification pursuant to Section 7.7 below. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

C. Reimbursement of Company Expenses. The Company shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses that the Company incurs relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, (i) expenses relating to the ownership of interests in Partnership, (ii) compensation of the Company's officers and employees including, without limitation, payments under tanyCompany Stock Incentive Plans that provides for stock units, or other phantom stock, pursuant to which employees of the Company may receive payments based upon dividends on or the value of Company Shares, (iii) director fees and expenses and (iv) all costs and expenses of being a public company, including costs of filings with the SEC, reports and other distributions to its stockholders); provided that the amount of any such reimbursement shall be reduced by any interest earned by the Company with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership. Only such portion of the Company's expenses allocable to the administration, operations or assets of the Partnership shall be borne by the Partnership. The Partners acknowledge that all such expenses of the Company are deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.7 hereof.

D. Partnership Interest Issuance Expenses, The General Partner shall also be reimbursed for all expenses it incurs relating to any issuance of additional Partnership Interests, debt of the Partnership or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV hereof (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership.

E. Tax Treatment of Certain Reimbursements. If and to the extent that any reimbursement made pursuant to this Section 7.4 is determined for federal income tax purposes not to constitute a payment of expenses of the Partnership, then such reimbursement shall be treated as a distribution pursuant to Article V hereof. In the event that the Company shall elect to purchase from its shareholders Company Shares for the purpose of delivering such Company Shares to satisfy an obligation under any dividend reinvestment program adopted by the Company, any employee stock purchase plan adopted by the Company, or any similar obligation or arrangement undertaken by the Company in the future or for the purpose of retiring such Company Shares, the purchase price paid by the Company for such Company Shares and any other expenses incurred by the Company in connection with such purchase shall be considered expenses of the Partnership and shall be advanced to the Company or reimbursed to the Company, subject to the condition that: (i) if such Company Shares subsequently are sold by the Company, the Company shall pay to the Partnership any proceeds received by the Company for such Company Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program provided that a transfer of Company Shares for Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such Company Shares are not retransferred by the Company within thirty (30) days after the purchase thereof, or the Company otherwise determines not to retransfer such Company Shares, the Company, as General Partner, shall cause the Partnership to redeem a number of OP Units held by the Company, as a Limited Partner, equal to the product obtained by dividing the number of such Company Shares by the Conversion Factor (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Units held by the Company).

Section 7.5 Outside Activities of the General Partner and the Company

The General Partner and the Company may engage in any outside activities, and shall only devote such time to the management of the Partnership as they deem necessary in their sole discretion.

Section 7.6 Transactions with Affiliates

A. Transactions with Certain Affiliates. The Partnership may enter into transactions with Affiliates of the General Partner (including transactions providing for the purchase or sale of property or other assets) provided that the terms of such transactions are comparable to those that could be obtained from unaffiliated third parties.

B. Benefit Plans. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any of the Partnership's Subsidiaries.

C. Conflict Avoidance. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

D. Transfers of Assets. The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.7 Indemnification

A. General. To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the Company as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the

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

Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject
to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner that would preclude indemnification under this
Section 7.7. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

B. Advancement of Expenses. Reasonable expenses expected to be incurred by an Indemnitee shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee, in the case of any director or officer who is an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.7.A has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. No Limitation of Rights. The indemnification provided by this
Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D. Insurance. The Partnership may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E. Benefit Plan Fiduciary. For purposes of this Section 7.7, (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan, (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.7 and (iii) actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is not opposed to the best interests of the Partnership.

F. No Personal Liability for Limited Partner. In no event may an Indemnitee subject any of the Partners to liability by reason of the indemnification provisions set forth in this Agreement.

G. Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H. Benefit. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7, or any provision hereof, shall be prospective only and shall not in any way affect the obligation of the Partnership to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

I. Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners' Capital Accounts.

Section 7.8 Liability of the General Partner

A. General. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner and its directors and officers shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner acted in good faith.

B. No Obligation to Consider Separate Interests of Limited Partners or Shareholders. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions and that the General Partner shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith. In addition, the Limited Partners expressly acknowledge that the Company is acting on behalf of its shareholders, that the Company, in its capacity as the General Partner, is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the General Partner to cause the Partnership to take (or decline to take) any actions and that the Company shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

C. Actions of Agents. Subject to its obligations and duties as General Partner set forth in Section 7.1.A above, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents (including the Advisor). The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent (including the Advisor) appointed by the General Partner in good faith.

D. Effect of Amendment. Any amendment, modification or repeal of this Section
7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Other Matters Concerning the General Partner

A. Reliance on Documents. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B. Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the advice of such Persons as to matters which the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice.

C. Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to employ persons in the operation and management of the business of the Partnership, including but not limited to, the Advisor, supervisory managing agents, building management agents, insurance, real estate and loan brokers, agents, employees, managers, accountants, attorneys, consultants and others, on such terms and for such compensation as the General Partner shall determine. In addition, the General Partner may act through any of its duly authorized officers or a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D. Actions to Avoid Publicly Traded Partnership Status.
Notwithstanding any other provision of this Agreement, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable to ensure that the Partnership will not be classified as a publicly traded partnership for purposes of Sections 351(e), 469(k) or 7704 of the Code including, without limitation, imposing restrictions on transfers and redemptions of OP Units hereunder and modifying the Specified Redemption Date, is expressly authorized under this Agreement and is deemed approved by all the Limited Partners; provided however, that the General Partner shall be under no obligation to avoid publicly traded partnership status for the Partnership if the General Partner determines, in its sole and absolute discretion, that the avoidance of such status is no longer in the best interests of the Partners.

Section 7.10 Purchase of Company Shares by Company

In the event that the Company shall elect to purchase from its shareholders Company Shares for the purpose of delivering such Company Shares to satisfy an obligation under any dividend reinvestment program adopted by the Company, any employee stock purchase plan adopted by the Company, or any similar obligation or arrangement undertaken by the Company in the future or for the purpose of retiring such Company Shares, the purchase price paid by the Company for such Company Shares and any other expenses incurred by the Company in connection with such purchase shall be considered expenses of the Partnership and shall be advanced to theCompany or reimbursed to the Company, subject to the condition that: (i) if such Company Shares subsequently are sold by the Company, the Company shall pay to the Partnership any proceeds received by the Company for such Company Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program provided that a transfer of Company Shares for OP Units pursuant to Section 8.7 would not be considered a sale for such purposes); and (ii) if such Company Shares are not retransferred by the Company within thirty (30) days after the purchase thereof, or the Company otherwise determines not to retransfer such Company Shares, the General Partner shall cause the Partnership to redeem a number of OP Units held by the Company, as a Limited Partner, equal to the product obtained by dividing the number of such Company Shares by the Conversion Factor (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Units held by the Company).

Section 7.11 Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                  ARTICLE VIII
                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1 Limitation of Liability

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

Section 8.2 Management of Business

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3 Outside Activities of Limited Partners

Subject to any agreements entered into pursuant to Section 7.6.E hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than the Company) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the Company) nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4 Return of Capital

Except pursuant to the right of redemption set forth in Section 8.7 below, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. No Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5 Rights of Limited Partners Relating to the Partnership

A. General. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.6.C below, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own expense:

i. to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the Company pursuant to the Exchange Act;

ii. to obtain a copy of the Partnership's federal, state and local income tax returns for each Partnership Year,

iii. to obtain a current list of the name and last known business, residence or mailing address of each Partner, and

iv. to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed.

B. Notice of Conversion Factor. The Partnership shall notify each Limited Partner, upon request, of the then current Conversion Factor and, with reasonable detail, how the same was determined.

C. Confidentiality. Notwithstanding any other provision of this
Section 8.6, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with unaffiliated third parties to keep confidential.

Section 8.7 Redemption Right

A. General. Subject to Sections 8.7.B and 8.7.C hereof, on or after that date which is 12 months after the Effective Date, each Limited Partner (other than the Company) shall have the right (the Redemption Right) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the OP Units held by such Limited Partner (or such lesser amount as the General Partner may permit) at a redemption price per Unit equal to and in the form of the Cash Amount to be paid by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the Company) by the Limited Partner who is exercising the redemption right (the Redeeming Partner); provided, however, that the Partnership shall not be obligated to satisfy such Redemption Right if the Company elects to purchase the OP Units subject to the Notice of Redemption pursuant to Section 8.7.B. A Limited Partner may not exercise the Redemption Right for less than all of the OP Units held by such Partner unless the General Partner otherwise consents. The Redeeming Partner shall have no right, with respect to any OP Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.7, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

B. Redemption by Company. Notwithstanding the provisions of Section
8.7.A, a Limited Partner that exercises the Redemption Right shall be deemed to have offered to sell the OP Units described in the Notice of Redemption to the Company. The Company may, in its sole and absolute discretion (subject to any limitations on ownership and transfer of Company Shares set forth in the

Certificate of Incorporation), elect to assume directly and satisfy a Redemption Right by paying to the Redeeming Partner either the Cash Amount or the Company Shares Amount, as the Company determines in its sole and absolute discretion on the Specified Redemption Date, whereupon the Company shall acquire the OP Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such OP Units. If the Company shall elect to exercise its right to purchase OP Units under this Section 8.7.B with respect to a Notice of Redemption, it shall so notify the Redeeming Partner within five (5) Business Days after the receipt by it of such Notice of Redemption. Unless the Company (in its sole and absolute discretion) shall exercise its right to purchase OP Units from the Redeeming Partner pursuant to this Section 8.7.B, the Company shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner's exercise of the Redemption Right. In the event the Company shall exercise its right to purchase OP Units with respect to the exercise of a Redemption Right in the manner described in the first sentence of this Section 8.7.B, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner's exercise of such Redemption Right, and each of the Redeeming Partner, the Partnership, and the Company shall treat the transaction between the Company and the Redeeming Partner, for federal income tax purposes, as a sale of the Redeeming Partner's OP Units to the Company. Each Redeeming Partner agrees to execute such documents as the Company may reasonably require in connection with the issuance of Company Shares upon exercise of the Redemption Right. In the event that the Company determines to pay the Redeeming Partner the Redemption Amount in the form of Company Shares, the total number of Company Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner's OP Units shall be equal to the number of OP Units being redeemed. In the event this amount is not a whole number of Company Shares, the Redeeming Partner shall be paid (i) that number of Company Shares that equals the nearest whole number less than such amount plus (ii) an amount of cash which the Company determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

C. Exceptions to Exercise of Redemption Right. Notwithstanding the provisions of Sections 8.7.A and 8.7.B above, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.7.A above if (but only as long as) the delivery of Company Shares to such Partner on the Specified Redemption Date (i) would be prohibited under the Certificate of Incorporation, or (ii) as long as the Company Shares are Publicly Traded, would be prohibited under applicable federal or state securities laws or regulations (assuming the Company would in fact assume and satisfy the Redemption Right). Furthermore, the Redemption Right pursuant to provisions 8.7.A and 8.7.B shall be subject to any restrictions on redemptions imposed by the General Partner pursuant to Section 7.9.D hereof.

D. No Liens on Partnership Units Delivered for Redemption. Each Limited Partner covenants and agrees with the Company that all OP Units delivered for redemption shall be delivered to the Partnership or the Company, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the Company nor the Partnership shall be under any obligation to acquire OP Units that are or may be subject to any liens. Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its OP Units to the Partnership or the Company, such Limited Partner shall assume and pay such transfer tax.

E. Additional Partnership Interests. In the event that the Partnership issues additional Partnership Interests pursuant to Section 4.2 hereof, the General Partner shall make such revisions to this Section 8.7 as it determines are necessary to reflect the issuance of such additional Partnership Interests.

                                   ARTICLE IX
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 below. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on. or be in the form of, punch cards, magnetic tape, computer disk, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

Section 9.2 Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

Section 9.3 Reports

A. Annual Reports. As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

B. Quarterly Reports. As soon as practicable, but in no event later than one hundred five (105) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

                                    ARTICLE X
                                   TAX MATTERS

Section 10.1 Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 10.2 Tax Elections

Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, that the General Partner shall make the election Section 775 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 775 of the Code) upon the General Partner's determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

Section 10.3 Tax Matters Partner

A. General. The General Partner shall be the tax matters partner of the Partnership for federal income tax purposes. Pursuant to Section 6230(e)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number and profits interest of each of the Limited Partners and any Assignees; provided, that such information is provided to the Partnership by the Limited Partners.

B. Powers. The tax matters partner is authorized, but not required:

(1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a tax audit and such judicial proceedings being referred to as judicial review), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a notice partner (as defined in Section 6231(a)(8) of the Code) or a member of a notice group (as defined in Section 6223(b)(2) of the Code);

(2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a final adjustment) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership's principal place of business is located;

(3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(6) to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 hereof shall be fully applicable to the tax matters partner in its capacity as such.

C. Reimbursement. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be become by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or a law firm to assist the tax matters partner in discharging its duties hereunder, as long as the compensation paid by the Partnership for such services is reasonable.

Section 10.4 Withholding

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount

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

distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a recourse loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

                                   ARTICLE XI
                            TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer

A. Definition. The transfer, when used in this Article XI with respect to a Partnership Interest or an OP Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partnership Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partnership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term transfer when used in this Article XI does not include any redemption or repurchase of OP Units by the Partnership from a Limited Partner or acquisition of OP Units from a Limited Partner by the Company pursuant to Section 8.7 hereof or otherwise. No part of the interest of a Limited Partner shall be subject to

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

the claims of any creditor, any spouse for alimony or support, or to legal process, and no part of the interest of a Limited Partner may be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

B. General. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

Section 11.2 Transfers of Partnership Interests of General Partner and the
Company

A. Except as provided elsewhere in this Agreement, the General Partner may not transfer any of its General Partner Interest or withdraw as General Partner, and the Company may not transfer any of its Limited Partner Interest or engage in an Extraordinary Transaction, except, in any such case, (i) if such Extraordinary Transaction is, or such transfer or withdrawal is pursuant to an Extraordinary Transaction that is, permitted under Section 11.2(B) or (ii) if Limited Partners holding at least a majority of the Percentage Interests of the Limited Partners (other than Limited Partner Interests held by the Company) consent to such transfer or withdrawal or Extraordinary Transaction, or (iii) if such transfer is to an entity that is wholly-owned by the Company and is a Qualified REIT Subsidiary under Section 856(i) of the Code.

B. The General Partner and the Company are permitted to engage in the following Extraordinary Transactions without the approval or vote of the Limited Partners:

(i) an Extraordinary Transaction in connection with which all Limited Partners either will receive, or will have the right to elect to receive, for each OP Unit an amount of cash, securities, or other property equal to the product of the Company Shares Amount and the greatest amount of cash, securities or other property paid to a holder of one Company Share in consideration of one Company Share pursuant to the terms of the Extraordinary Transaction; provided that, if, in connection with the Extraordinary Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding Company Shares, each holder of OP Units shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its right to Redemption (as set forth in Section 8.7) and received Company Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Extraordinary Transaction shall have been consummated; and

(ii) a merger, or other combination of assets, with another entity if: (w) immediately after such Extraordinary Transaction, substantially all of the assets directly or indirectly owned by the Partnership are owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the Surviving Partnership); (x) the Limited Partners own a percentage interest of the


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

Surviving Partnership based on the relative fair market value of the net assets of the Partnership (as determined pursuant to Section 11.2.C) and the other net assets of the Surviving Partnership (as determined pursuant to Section 11.2.C) immediately prior to the consummation of such transaction; (y) the rights, preferences and privileges of the Limited Partners in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (z) such rights of the Limited Partners include the right to exchange their interests in the Surviving Partnership for at least one of: (a) the consideration available to such Limited Partners pursuant to Section 11.2.B(i) or (b) if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities (as determined pursuant to Section 11.2.C) and the Company Shares.

C. In connection with any transaction permitted by Section 11.2.B, the relative fair market values shall be reasonably determined by the General Partner as of the time of such transaction and, to the extent applicable, shall be no less favorable to the Limited Partners than the relative values reflected in the terms of such transaction.

Section 11.3 Limited Partners' Rights to Transfer

A. General. Prior to the first anniversary of the Effective Date, the Limited Partnership Interest of any Partner may not be transferred in whole or in part, directly, indirectly or beneficially, without the prior written consent of the General Partner, which consent the General Partner may withhold in its sole discretion; provided, however, that it is expressly understood that subject to the provisions of Sections 7.9.D, 11.3.C, 11.3.D, 11.3.E, 11.4 and 11.6 below each Limited Partner will be permitted to make one or more transfers to any Affiliated Transferee of such Limited Partner. Commencing on the first anniversary of the Effective Date, and subject to the provisions of Sections 7.9.D, 11.3.C, 11.3.D, 11.3.E, 11.4 and 11.6 below, a Limited Partner (other than the Company or any Subsidiary thereof) may transfer all or any portion of its Limited Partnership Interest to any person, provided such Limited Partner obtains the prior written consent of the General Partner, which consent may be withheld only if the General Partner determines in its sole discretion exercised in good faith that such a transfer would cause the Partnership or any or all of the Partners other than the Limited Partner seeking to transfer its rights as a Limited Partner to be subject to tax liability as a result of such transfer. Any purported transfer attempted in violation of the foregoing sentence shall be deemed void ab initio and shall have no force or effect.

B. Incapacitated Limited Partners. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C. No Transfers Violating Securities Laws. The General Partner may prohibit any transfer of OP Units by a Limited Partner if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act or would otherwise violate any federal, or state securities laws or regulations applicable to the Partnership or the OP Unit.

D. No Transfers Affecting Tax Status of Partnership. The General Partner may prohibit any transfer of OP Units by a Limited Partner if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes or (ii) it would result in the Partnership (for so long as it is classified as a partnership for federal income tax purposes) no longer being qualified as an electing large partnership under Section 775 of the code, (iii) it would adversely affect the ability of the Company to continue to qualify as a REIT or would subject the Company to any additional taxes under Section 857 or
Section 4981 of the Code (iv) such transfer is effectuated through an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code, (v) such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a party-in-interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975(c) of the Code); (vi) such transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations
Section 2510.2-101; or (vii) such transfer would subject the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended.

E. No Transfers to Holders of Nonrecourse Liabilities. No pledge or transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability without the consent of the General Partner, in its sole and absolute discretion.

Section 11.4 Substituted Limited Partners

A. Consent of General Partner. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in its place without the consent of the General Partner to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

B. Rights of Substituted Limited Partner A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a

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

Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all the terms and conditions of this Agreement (including, without limitation, the provisions of Section 2.5 hereof and such other documents or instruments as may be required to effect the admission)

C. Amendment and Restatement of Exhibit A. Upon the admission of a Substituted Limited Partner, the General Partner shall amend and restate Exhibit A hereto to reflect the name, address, Capital Account, number of OP Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address, Capital Account and Percentage Interest of the predecessor of such Substituted Limited Partner.

Section 11.5 Assignees

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 above as a Substituted Limited Partner, as described in Section 11.4 above, such transferee shall be considered an Assignee for purposes of this Agreement, subject, however, to Section 11.6 hereof. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses, gain, loss and Recapture Income attributable to the OP Units assigned to such transferee, and shall have the rights granted to the Limited Partners under Section 8.7 hereof, but shall not be deemed to be a holder of OP Units for any other purpose under this Agreement, and shall not be entitled to vote such OP Units in any matter presented to the Limited Partners for a vote (such OP Units being deemed to have been voted on such matter in the same proportion as all other OP Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such OP Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of OP Units.

Section 11.6 General Provisions

A. Withdrawal of Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner's OP Units in accordance with this Article XI or pursuant to redemption of all of its OP Units under Section 8.7 hereof.

B. Termination of Status as Limited Partner Any Limited Partner who shall transfer all of its OP Units in a transfer permitted pursuant to this Article XI or pursuant to redemption of all of its OP Units under Section 8.7 hereof shall cease to be a Limited Partner.

C. Timing of Transfers. Transfers pursuant to this Article XI may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

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

D. Allocations. If any Partnership Interest is transferred during any quarterly segment of the Partnership's fiscal year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.7 hereof, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the fiscal year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly, or a monthly proration period, in which event Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be prorated based upon the applicable method selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month. All distributions attributable to any OP Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions thereafter attributable to OP Partnership Unit shall be made to the transferee Partner.

E. Additional Restrictions. In addition to any other restrictions on transfer herein contained, including without limitation the provisions of this Article XI, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.7 hereof) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest, (iv) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities law, or (v) if such transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended.

                                   ARTICLE XII
                              ADMISSION OF PARTNERS

Section 12.1 Admission of Successor General Partner

A successor to all of the General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case

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

of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6.D hereof.

Section 12.2 Admission of Additional Limited Partners

A. General. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.5 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

B. Allocations to Additional Limited Partner. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses and each item thereof would be prorated based upon the applicable period selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 12.3 Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership (including an amendment and restatement of Exhibit A hereto)


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

and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.5 hereof.

                                  ARTICLE XIII
                           DISSOLUTION AND LIQUIDATION

Section 13.1 Dissolution

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (Liquidating Events):

A. an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

B. an election to dissolve the Partnership made by the General Partner with the Consent of Partners holding a majority of the Percentage Interests of the Limited Partners (including Limited Partner Interests held by the Company);

C. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

D. the sale of all or substantially all of the assets and properties of the Partnership for cash or marketable securities; or

E. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2 Winding Up

A. General. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event there is no remaining General Partner, any

Person elected by a Majority in Interest of the Limited Partners (the Liquidator)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include equity or other securities of the General Partner or any other entity) shall be applied and distributed in the following order.

(1) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

(2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners; and

(3) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII.

B. Deferred Liquidation. Notwithstanding the provisions of Section 13.2.A above which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A above, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

Section 13.3 Compliance with Timing Requirements of Regulations

Subject to Section 13.4 below, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XIII to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article XIII may be: (A) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership (in which case the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement); or (B) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

Section 13.4 Deemed Distribution and Recontribution

Notwithstanding any other provision of this Article XIII, in the event the Partnership is deemed liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership's property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged and the Partnership's affairs shall not be wound up. Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit B hereto, the Partnership shall be deemed to have distributed its assets in kind to the General Partner and Limited Partners, who shall be deemed to have assumed and taken such assets subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the General Partner and Limited Partners shall be deemed to have recontributed the Partnership assets in kind to the Partnership, which shall be deemed to have assumed and taken such assets subject to all such liabilities.

Section 13.5 Rights of Limited Partners

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6 Notice of Dissolution

In the event a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to
Section 13.1 above, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

Section 13.7 Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 above, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.8 Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to
Section 13.2 above, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

Section 13.9 Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership property.

Section 13.10 Liability of Liquidator

The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.11 hereof.

                                   ARTICLE XIV
                  AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1 Amendments

A. General. Amendments to this Agreement may be proposed only by the General Partner. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as provided in Section 14.1.B, 14.1.C or 14.1.D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Partners holding a majority of the Percentage Interests of the Limited Partners (including Limited Partner Interests held by the Company).

B. Amendments Not Requiring Limited Partner Approval. Notwithstanding Section 14.1.A, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any provision of this Agreement which is within the General Partner's discretion hereunder, including without limitation, the following:

(1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2) to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

(3) to set forth and reflect in the Agreement the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.2 hereof;

(4) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1.B is taken.

C. Amendments Requiring Limited Partner Approval (Excluding Company). Notwithstanding Section 14.1.A or Section 14.1.B hereof, the General Partner shall not (except in connection with amendments made to reflect the issuance of additional Partnership Interests and the relative rights, powers and duties incident thereto) amend Sections 4.2, 7.5, 7.6, 11.2, this Section 14.1.C or
Section 14.2 without the Consent of Limited Partners holding a majority of the Percentage Interests of the Limited Partners, excluding Limited Partner Interests held by the Company.

D. Other Amendments Requiring Certain Limited Partner Approval. Notwithstanding
Section 14.1.A and 14.1.B hereof, this Agreement shall not be amended without the Consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a General Partner

Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) alter rights of the Partner (other than as a result of the issuance of Partnership Interests) to receive distributions pursuant to Article V or Article XIII or alter the allocations specified in
Article VI (except as permitted pursuant to Section 4.2 and Section 14.1.B(3) hereof); (iv) alter or modify the Redemption Right and Company Shares Amount as set forth in Sections 8.7 and 11.2.B, and the related definitions, in a manner adverse to such Partner subject (in the case of the Redemption Right) to the General Partner's authorization to impose additional restrictions or modify existing restrictions on the redemption of OP Units; or (v) amend this Section 14.1.D. In addition, Section 8.7 may only be amended as provided therein.

E. Amendment and Restatement of Exhibit A Not An Amendment. Notwithstanding anything in this Article XIV or elsewhere in this Agreement to the contrary, any amendment and restatement of Exhibit A hereto by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement, whether pursuant to Section 7.1.A(xx) hereof or otherwise, shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as necessary by the General Partner without the Consent of the Limited Partners.

Section 14.2 Meetings of the Partners

A. General. Meetings of the Partners may be called only by the General Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting; provided that a Partner's attendance at any meeting of Partners shall be deemed a waiver of the foregoing notice requirement with respect to such Partner. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1.A above. Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests held by Limited Partners (including Limited Partnership Interests held by the General Partner) shall control.

B. Actions Without a Meeting. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C. Proxy. Each Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven
(11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of notice thereof in writing.

D. Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

                                   ARTICLE XV
                               GENERAL PROVISIONS

Section 15.1 Addresses and Notices

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A hereto (which shall be the address of record as of such date) or such other address as the Partners shall notify the General Partner in writing.

Section 15.2 Titles and Captions

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to Articles and Sections are to Articles and Sections of this Agreement.

Section 15.3 Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4 Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6 Creditors; Other Third Parties

Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor or other third party having dealings with the Partnership.

Section 15.7 Waiver

No failure by any parry to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8 Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties am not signatories to the original or the same counterpart. Each party shall become bound by this Agreement in-immediately upon affixing its signature hereto.

Section 15.9 Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10 Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11 Entire Agreement

This Agreement and all Exhibits attached hereto (which Exhibits are incorporated herein by reference as if fully set forth herein) contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any prior written oral understandings or agreements among them with respect thereto.

Section 15.12 No Rights as Shareholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of the Company, including, without limitation. any right to receive dividends or other distributions made to shareholders of the Company.

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.

SUTTER CAPITAL MANAGEMENT, LLC

By:
Name:Title:

KNIGHT FULLER, INC.

By:
Name:

Title:

                                   APPENDIX C

                          AGREEMENT AND PLAN OF MERGER

                                Merging KFI. L.P.
                                      Into
               Resources Accrued Mortgage Investors L.P.-Series 86

AGREEMENT AND PLAN OF MERGER, dated as of _______ ___, 2002 (the Agreement), among Knight Fuller, Inc., a Delaware corporation (the Company), KFI, L.P., a Delaware limited partnership (Merger L.P.) and Resources Accrued Mortgage Investors L.P.-Series 86, a Delaware limited partnership (the Partnership).

                                    RECITALS:

A. The Company, Merger L.P. and the Partnership desire that Merger L.P. be merged with and into the Partnership as contemplated by the restructuring (the Restructuring) described in the Consent Solicitation Statement/Prospectus of the Company and the Partnership.

B. As of the date of this Agreement, the Company is the sole limited partner of Merger L.P. with a 99% partnership interest, and Sutter Capital Management, LLC., a California corporation (Sutter GP), is the sole general partner of Merger L.P. with a 1% partnership interest. As of the date of this Agreement, the general partners of the Partnership are Resources High Equity Inc., Resources Capital Corp. and Presidio AGP Corp., each Delaware corporations (collectively, the General Partners), and there are 330,004 outstanding units of limited partnership interest in the Partnership (Units).

C. The Company, as the sole limited partner of Merger L.P., and Sutter GP, as the sole general partner of Merger L.P., have consented to the adoption and authorization of this Agreement, the transactions contemplated hereby and the plan of merger set forth herein. The General Partners of the Partnership and the limited partners owning a majority of the outstanding Units have consented to the adoption and authorization of this Agreement, the transactions contemplated hereby, the amendment and restatement of the partnership agreement of the Partnership provided herein, and the plan of merger set forth herein. The adoption and authorization of this Agreement, the transactions contemplated hereby and the plan of merger set forth herein have been approved by the Board of Directors of the Company.

Accordingly, in consideration of the promises, and the mutual covenants and agreements herein contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

                                   Article 1.

                                   THE MERGER.

Section 1.01 Merger of Merger L.P. into the  Partnership. At the Effective
Time (as defined in Section 1.05 hereof), Merger L.P. shall merge with and into the Partnership (the Merger), and the separate existence of Merger L.P. shall cease. The Partnership, under the name KFI, L.P. adopted from the Merger L.P., shall be the surviving entity in the Merger (hereinafter, the surviving entity is the Operating Partnership) and its existence with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

Section 1.02 Effect of the Merger. The Merger shall have the effects provided for in the Delaware Revised Uniform Limited Partnership Act (DRULPA).

Section 1.03 General Partner of the Operating Partnership. As of the Effective Time (as hereinafter defined), the General Partners shall cease to be general partners of the Partnership. From and after the Effective Time, the Company shall be the sole general partner of the Operating Partnership.

Section 1.04 Governing Instrument of the Operating Partnership. As of the Effective Time, the partnership agreement of the Partnership shall be amended and restated in the form of the Second Amended and Restated Agreement of Limited Partnership of KFI, L.P., annexed as Exhibit A hereto, and such amended and restated agreement shall thereafter be the partnership agreement of the Operating Partnership (the OP Partnership Agreement).

Section 1.05 Effective Time. Promptly after the date hereof, a certificate of merger evidencing the Merger shall be filed with the Secretary of State of the State of Delaware pursuant to DRULPA (the Certificate of Merger). The Merger shall become effective at the time and date of the filing of the Certificate of Merger, except that, in the event that the Certificate of Merger specifies in accordance with DRULPA a date and time subsequent to the date of such filing on or at which the Merger is to become effective, the Merger shall be effective on and at such subsequent time (such time and date when the Merger shall become effective is herein referred to as the Effective Time).

Section 1.06 Amendment to Certificate of Limited Partnership of the Partnership. To the extent required by law or otherwise desirable, Sutter GP shall file, or cause to be filed, with the Secretary of State of the State of Delaware an amended and restated certificate of limited partnership of the Partnership (the Amended and Restated Certificate) (i) amending the name of the Operating Partnership to KFI, L.P., (ii) reflecting that the Company is the general partner of the Partnership and (iii) providing for any other matters required to be stated therein by DRULPA. The Amended and Restated Certificate shall state that it is effective as of the Effective Time.

                                   Article 2.

                              EFFECT ON SECURITIES

Section 2.01 Partnership Interests in the Partnership held by the General Partners. The partnership interests in the Partnership held by the General Partners immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the General Partners, be converted into 17,369 OP Units.

Section 2.02 Retained Units. Each Unit outstanding immediately prior to the Effective time owned by limited partners that elected in the Restructuring to retain their Units (each a Retained Unit) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into one (1) OP Unit.

Section 2.03 Exchanged Units. Each Unit, other than a Retained Unit, that is outstanding immediately prior to the Effective Time (an Exchanged Unit) shall, by virtue of the Merger and without any further action by the holder thereof, be exchanged for one share of the Company's common stock, par value $.0001 per share.

Section 2.04 Partnership Interest in Merger L.P. held by Sutter GP. The partnership interest inMerger L.P. held by Sutter GP and its affiliates immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by Sutter GP or its affiliates, be cancelled.

Section 2.05 Partnership Interest in Merger L.P. held by the Company. The partnership interest in Merger L.P. held by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the Company, be converted into [119,307] OP Units such that the Company shall receive in the Merger, one OP Unit for each Exchanged Unit.

                                   Article 3.

                                 MISCELLANEOUS.

Section 3.01 Termination and Amendment. At any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 1.05 hereof, this Agreement may be terminated by the mutual agreement of the Company and the General Partners. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 3.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

Section 3.03 General Partner Actions. Sutter GP, as a general partner of the Partnership subsequent to the Effective Time, shall be authorized, at such time as it deems appropriate in its full discretion, to execute, acknowledge, verify deliver, file and record, for and in the name of the Operating Partnership, and, to the extent necessary, the general and limited partners of the Partnership prior to giving effect to the Merger, any and all documents and instruments, and shall do and perform any and all acts required by applicable law or which Sutter GP deems necessary or advisable in order to effectuate the Merger.


IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first above written.

KNIGHT FULLER, INC.

By:
Title:

RESOURCES ACCRUED MORTGAGE INVESTORS L.P.-SERIES 86
By: RAM Funding Inc.
Investment general partner

By:
Title:

KFI, L.P.
By Sutter Capital Management, LLC
General Partner

By:
Title:

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The registrant's Certificate and Bylaws provide certain limitations on the liability of its directors and officers for monetary damages to the registrant. The Certificate and Bylaws obligate the registrant to indemnify its directors and officers, and permit the registrant to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the registrant and the stockholders against these individuals. See Certain Provisions of Delaware Law and the registrant's Certificate and Bylaws--Limitation of Liability and Indemnification.

The registrant's Certificate limits the liability of the registrant's directors and officers to the registrant to the fullest extent permitted from time to time by Delaware law. Delaware General Corporate Law ("DGCL") permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses, legal fees and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each person acted in good faith and in a manner that he reasonably believed was in or not opposed to the registrant's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the actions or indemnification is ordered by the court.

The registrant has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other matters, that the registrant indemnify its directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses including legal fees, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the registrant must also indemnify and advance all expenses including legal fees incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under the registrant's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the Stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act of 1933, as amended (the Securities Act) is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this Registration Statement:



Exhibit #                              Description
---------                              -----------

2.1 Form of Merger Agreement (included as Appendix C to the Prospectus/Proxy Statement included as Part I of this Registration Statement).

3.1         Certificate of Incorporation of the registrant

3.2         Bylaws of the registrant

4.1 Form of Amended and Restated Agreement of Limited Partnership of the Operating Partnership (included as Appendix B to the
            Prospectus/Proxy Statement included as Part I of this Registration Statement).

5.1* Opinion of Smith, Katzenstein & Furlow, LLP regarding legality of the shares of Common Stock

8.1*        Opinion of Derenthal & Dannhauser regarding tax matters

10.1* Form of Indemnification Agreement between the registrant and each of its directors and executive officers

12.1*       Statement of computation of ratios

23.1*       Consent of Katzenstein & Furlow, LLP included in Exhibit 5.1

23.2*       Consent of Derenthal & Dannhauser included in Exhibit 8.1

24.1 Power of Attorney (included as a part of Part II of this Registration Statement)

99.1 Form of Proxy(included as Appendix A to the Prospectus/Proxy Statement included as Part I of this Registration Statement).



                            *TO BE FILED BY AMENDMENT

(b) Financial Statement Schedules

The financial statement schedules are incorporated by reference to Resources Accrued Mortgage Investors L.P. - Series 86 Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately proceeding, or (ii) that purports to meet the requirements of
Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, May 7, 2002.

                               Knight Fuller, Inc.





By: /s/ Robert E. Dixon
    ------------------------------------
    Robert E. Dixon
    Co-Chairman and Co-Chief Executive Officer



                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Dixon and William G. Knuff, III, or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




     Signature                     Capacity                       Date
     ---------                     --------                       ----

/s/ Robert E. Dixon      Co-Chairman and Co-Chief         May 7, 2002
---------------------    Executive Officer
Robert E. Dixon

/s/William G. Knuff III  Co-Chairman and Co-Chief         May 7, 2002
---------------------    Executive Officer, Principal
William G. Knuff III      Financial
                         and Accounting Officer

                                  EXHIBIT INDEX



Exhibit #                         Description                               Page
---------                         -----------                               ----

2.1 Form of Merger Agreement (included as Appendix C to the Prospectus/Proxy Statement included as Part I of this Registration Statement).

3.1         Certificate of Incorporation of the registrant

3.2         Bylaws of the registrant

4.1 Form of Amended and Restated Agreement of Limited Partnership of the Operating Partnership (included as Appendix B to the
            Prospectus/Proxy Statement included as Part I of this Registration Statement).

5.1* Opinion of Smith, Katzenstein & Furlow, LLP regarding legality of the shares of Common Stock

8.1*        Opinion of Derenthal & Dannhauser regarding tax matters

10.1* Form of Indemnification Agreement between the registrant and each of its directors and executive officers

12.1*       Statement of computation of ratios

23.1*       Consent of Katzenstein & Furlow, LLP   included in Exhibit 5.1

23.2*       Consent of Derenthal & Dannhauser included in Exhibit 8.1

24.1 Power of Attorney (included as a part of Part II of this Registration Statement)

99.1 Form of Proxy(included as Appendix A to the Prospectus/Proxy Statement included as Part I of this Registration Statement).



                            *TO BE FILED BY AMENDMENT